Exhibit 10.1
THIS AGREEMENT is made on 17 May 2006
Between
(1)	COLOPLAST A/S (registered number CVR-nr 69 74 99 17) whose registered office is at Holtedam 1, 3050 Humlebaek, Denmark (Coloplast);

(2)	COLOPLAST LIMITED (registered in England and Wales with number 01094405) whose registered office is at Peterborough Business Park, Peterborough, Cambridgeshire, PE2 6FX (CP UK);

(3)	MENTOR MEDICAL LIMITED (registered in England and Wales with number 04318120) whose registered office is at 10 Commerce Way, Lancing, West Sussex BN15 8TA (MML);

(4)	ROCHESTER MEDICAL CORPORATION, a Minnesota corporation with its principal place of business at One Rochester Medical Drive, Stewartville, MN 55976, USA (RMC); and

(5)	ROCHESTER MEDICAL LIMITED (registered in England and Wales with number 5779226) whose registered office is at 21 Wilson Street, London EC2M 2TD (the Purchaser).
(the Agreement).
Whereas:
(A) MML owns the Assets.
(B) Coloplast intends to purchase MML and the Licensed IP as part of Coloplast’s acquisition of Mentor Corporation’s worldwide urology business.
(C) Coloplast, CP UK and MML (together the Selling Parties) have agreed to sell the Assets and license the Licensed IP to the Purchaser or RMC for the consideration and upon the terms set out in this agreement.
It is hereby agreed as follows:
1. Definitions
1.1 Words and expressions written with an initial capital letter and used in this Agreement shall have the meanings set out in Schedule 1, unless the context requires otherwise or unless such words and expressions are defined elsewhere in this Agreement.
1.2 The headings in this agreement shall not affect its interpretation.
2. Agreement to Sell and Price
2.1 The Selling Parties shall sell and transfer (or procure the sale and transfer of) and the Purchaser shall purchase and take over the following:

(a)	the benefit (subject to the burden) of the Contracts;

(b)	the Licences and Permits;

(c)	the Property;

(d)	the Furniture, Fixtures and Equipment;

(e)	the Transferred IP;

(f)	the IT Systems

(g)	the Stock;

(h)	the Business Records; and

(i)	the Market Goodwill (together, the Assets);
but excluding the Liabilities and the Excluded Assets.
Nothing in this Agreement shall pass to the Purchaser or be construed as an acceptance by the Purchaser of any liability or obligation of the Selling Parties other than as expressly set out in this Agreement.
2.2 Coloplast shall licence the Licensed IP to the Purchaser pursuant to the terms of the Trade Mark Licence.
2.3 Coloplast and CP UK covenant that, as of the Closing Date:
(a)	they will have the unencumbered right to transfer the legal and beneficial title to all the Assets; and

(b)	the Assets will at Closing be free from all Encumbrances other than Permitted Encumbrances.
2.4 The Purchaser shall not be obliged to complete the purchase of any of the Assets under this Agreement unless it can purchase them all simultaneously.
2.5 In consideration for the sale and transfer by the Selling Parties of the Assets and the grant of the licences of the Licensed IP, the Purchaser shall, subject to the terms of clause 13, pay to Coloplast (for itself and as agent for the Selling Parties) the price set out in this clause (the Purchase Price), which shall be satisfied as follows:
(a)	$14,609,000, which shall consist of:
(i)	$9,269,000 payable in cash at Closing (the Initial Payment);

(ii)	$5,340,000 in the form of the promissory note (the Loan Note) set out in Schedule 6 (the Deferred Payment);

(b)	an amount for the Stock (the Stock Payment), as calculated and payable in cash in accordance with Part B of Schedule 2; and

(c)	any Post Closing Adjustment, as calculated in accordance with Part A of Schedule 2.
3. Purchase Price Allocation
3.1 The Selling Parties and the Purchaser shall negotiate in good faith with a view to agreeing the basis on which the Purchase Price shall be allocated as between the relevant Assets within 90 days of Closing. If the parties are unable to agree on an allocation, each party shall be free to make its own good faith allocation of the Purchase Price among the Assets for purposes of its accounting records and Tax Returns. Notwithstanding the foregoing, all Parties acknowledge that the entire Purchase Price shall be allocated between the Assets provided by MML. Any allocation made under this clause, whether or not agreed between the Selling Parties and the Purchaser, shall include for the avoidance of doubt a determination of how any sums payable under the Loan Note or the Post-Closing Adjustment (if any) shall be allocated between the Assets.
3.2 Any payment made by the Selling Parties in respect of a breach of any of the Seller Warranties or otherwise pursuant to this Agreement shall (and shall be deemed to) reduce the consideration paid for the Assets under this Agreement by a matching amount. The reduction will be allocated as nearly as possible to the Assets to which the breach relates or (if that is not practicable or possible) as the Purchaser shall decide, acting reasonably.
4. Condition to Closing
Closing shall be conditional on completion of the purchase by Coloplast of the worldwide urology business of Mentor Corporation at a closing to be held contemporaneously with the Closing.
5. Closing
5.1 Closing shall take place at the offices of Freshfields Bruckhaus Deringer, 65 Fleet Street, London EC4Y 1HS, in accordance with clause 5.2.
5.2 At Closing, the Selling Parties shall cause to be delivered or made available to the Purchaser:
(a)	a copy of the minutes of a meeting of the board of directors of each of the Selling Parties (or, in the case of Coloplast, the equivalent Danish law documents) authorising the execution by the relevant Selling Party of this Agreement and all other documents required by this Agreement to be executed by such Selling Party, and the doing of all such things as are incidental to its implementation (such copy minutes being certified as correct and of continuing authority as at Closing by the secretary of the relevant Selling Party);

(b)	such deeds, documents, assurances, acts and things as the Purchaser may reasonably require to complete the sale and purchase of the Assets (other than the Property) and to vest good title to the Assets being transferred at Closing together with all deeds and documents of title relating thereto, duly executed in agreed form;

(c)	the Transfer duly executed together with all those deeds and title documents in relation to the Property held by the Selling Parties; and

(d)	subject to clause 5.10, possession of the Property and of the other tangible Assets agreed to be sold under this Agreement.

5.3	At Closing, the Purchaser shall:

(a)	pay to Coloplast (for itself and as agent for the Selling Parties) the Initial Payment;

(b)	execute and deliver the Loan Note to Coloplast (for itself and as agent for the Selling Parties);

(c)	execute and deliver to Coloplast the Trade Mark Licence in the form attached hereto at Part B of Schedule 7;

(d)	execute and deliver to MML the Trade Mark Assignment in the form attached hereto at Part A of Schedule 7;

(e)	execute and deliver to MML the Lease substantially in the form attached hereto at Part D of Schedule 12; and

(f)	deliver or make available to the Selling Parties a copy of the minutes of a meeting of the board of directors of the Purchaser authorising the execution by the Purchaser of this Agreement and all other documents required by this Agreement to be executed by the Purchaser, and the doing of all such things as are incidental to its implementation (such copy minutes being certified as correct and of continuing authority as at Closing by the secretary of the Purchaser);
5.4 At Closing, Coloplast shall execute and deliver to the Purchaser the Trade Mark Licence in the form attached hereto at Part B of Schedule 7.
5.5 At Closing, MML shall execute and deliver to the Purchaser the Trade Mark Assignment in the form attached hereto at Part A of Schedule 7.
5.6 At Closing, MML shall execute and deliver to the Purchaser the Lease in the form attached hereto at Part D of Schedule 12.
5.7 From the date of this Agreement until (and including) the Closing Date, each of the Selling Parties will make reasonable efforts to continue in full force all of the insurance policies maintained by them in respect of the Assets or the Business.

5.8 Upon Closing all insurance cover arranged in relation to the Assets by any of the Selling Parties shall cease (in relation to insured events taking place after Closing) and the Purchaser shall procure that no member of the Purchaser Group shall make any claim under any such policies. The Selling Parties shall be entitled to make arrangements with their insurers to reflect this clause.
5.9 If before Closing any Asset is lost, destroyed or damaged, the Purchaser may require the consideration payable to the Selling Parties under this Agreement to be reduced by an amount corresponding to the cost of replacing, repairing or reinstating the Asset, in which case all insurance moneys received in respect of the loss, destruction or damage shall belong to the relevant Selling Party.
5.10 Subject only to Closing the Purchaser hereby grants the Selling Parties a licence to have reasonable access to the Property within Working Hours (such access to be granted upon the reasonable request of the relevant Selling Party) as is reasonably necessary for the purpose of removing the Excluded Assets from the Property and such licence shall terminate on the removal of the Excluded Assets, provided that the Selling Parties will make good any physical damage to the Property thereby occasioned.
6. Title and Supplementary Provisions
Title and risk in respect of the Assets shall pass to the Purchaser on Closing. Title to all Assets which can be transferred by delivery shall pass on delivery and such delivery shall be deemed to take place at the Closing.
7. Property
The provisions of Schedule 12 shall apply to the sale of the Property.
8. Employees
The provisions of Schedule 8 shall apply in respect of the Transferred Employees.
9. Contracts
The provisions of Schedule 10 shall apply in respect of the Contracts.
10. Liabilities and Post-Closing Obligations
10.1 Nothing in this Agreement shall make the Purchaser liable in any way for anything done or omitted to be done in relation to the Business or any of the Assets before Closing or for the Liabilities. The Selling Parties shall promptly discharge all of the Liabilities and shall indemnify and hold the Purchaser harmless against all Losses and Expenses suffered or incurred by it directly in connection with all such things done or omitted to be done in relation to any of the Assets before Closing and all the Liabilities.
10.2 The benefit of all orders relating to the Contracts which are placed with any of the Selling Parties on or after Closing, and all payments relating to or connected with them which are received by the Selling Parties after the Closing, shall belong to the Purchaser and the Selling Parties undertake to promptly inform the Purchaser of the placing of any such orders and to promptly forward to the Purchaser any documentation or payments received by them after Closing in connection with the Contracts.
10.3 All periodical charges and periodical outgoings related to the Assets (other than those specifically dealt with under the Lease) shall be apportioned on a time basis so that such part of the relevant charges attributable to the period ending on the Closing Date shall be borne by the Selling Parties and such part of the relevant charges attributable to the period commencing on the day immediately following the Closing Date shall be borne by the Purchaser. All periodical receipts relating to the Assets shall be apportioned between the Selling Parties and the Purchaser on a like basis.
10.4 For three years following the Closing Date, the Selling Parties shall provide the Purchaser (at the Purchaser’s cost) with reasonable access within Working Hours to (and the right to take copies of) the records held by them immediately after Closing (such records to be maintained in safekeeping by the Selling Parties (at their own cost) for the duration of the relevant period) to the extent that they relate to the Business and to the period up to Closing to the extent that such access is necessary for the purposes of complying with any applicable regulatory requirements. This obligation is subject to the provisions of clause 19.
10.5 For three years following the Closing Date, the Purchaser shall provide the Selling Parties (at the Selling Parties’ cost) with reasonable access within Working Hours to (and the right to take copies of) the records held by it after Closing (such records to be maintained in safekeeping by the Purchaser (at its own cost) for the duration of the relevant period) to the extent that they relate to the Excluded Assets. This obligation is subject to the provisions of clause 19.
10.6 The parties to this Agreement shall if necessary enter into good faith negotiations, and provide each other with all reasonable assistance, in order to produce such further documentation as may be required by the Office of Fair Trading in relation to the Proposed Transaction.
10.7 From and after the Closing, the Selling Parties will afford the Purchaser and RMC and their respective representatives reasonable access at reasonable times and upon reasonable notice to the books and records and other information regarding MML and the Business, including the work papers of MML’s independent auditors, solely for the purpose of preparing audited financial statements for Purchaser in respect of the Business and Assets. Following the Closing MML shall cooperate with the Purchaser in the preparation of audited financial statements for the Purchaser in respect of the Business and Assets for the past three fiscal years and any interim periods specified in the rules of the Securities Exchange Act of 1934, all at the Purchaser’s sole expense.

11. Tax
11.1 Any sums payable by the Purchaser to the Selling Parties under this Agreement are exclusive of VAT.
11.2 The Selling Parties and the Purchaser agree that any supplies by Coloplast or CP UK to the Purchaser will be subject to VAT and that, in the case of supplies by Coloplast to the Purchaser, any such VAT would be payable to H.M. Revenue & Customs by the Purchaser and not by Coloplast. Coloplast and CP UK agree that they shall, within ten Business Days of Closing, issue to the Purchaser a valid VAT invoice for any supplies that they have made, and the Purchaser agrees that it shall pay to the Selling Parties, in addition to any other sums payable under this Agreement, an amount equal to any VAT specified in the invoice.
11.3 The Selling Parties and the Purchaser intend and shall use all reasonable endeavours to ensure that section 49(1) VATA and article 5 of the Value Added Tax (Special Provisions) Order 1995 will apply to the transfer of the Assets and accordingly:
(a)	the Selling Parties and the Purchaser shall on the date of this Agreement or in any event not later than the Closing Date jointly send a written application to H.M. Revenue & Customs seeking a ruling as to whether the transfer of the Assets to the Purchaser pursuant to this Agreement is to be treated as the transfer to the Purchaser of all or part of the business of the Selling Parties as a going concern within article 5; and

(b)	on Closing, the Selling Parties shall deliver to the Purchaser all records referred to in section 49 VATA and shall not make any request to HM Revenue & Customs for a direction that such records be taken out of the custody of the Purchaser, and the Purchaser undertakes to preserve such records for such period as may be required by law and during that time to permit the Selling Parties or their agents reasonable access to inspect or copy them at the Selling Parties’ expense.
11.4 If HM Revenue & Customs determine that all or part of the consideration for the sale and purchase of the Assets is subject to VAT, the Selling Parties shall issue the Purchaser with a proper VAT invoice and the Purchaser shall pay to the Selling Parties an amount equal to the VAT specified in the invoice PROVIDED THAT no VAT shall be payable by the Purchaser in respect of any part of the consideration attributable to the sale of the whole or any part of the Property if the Selling Parties are in breach of warranties in clause11.6.
11.5 The Selling Parties and the Purchaser agree that any interest or penalties assessed by H.M. Revenue & Customs on the Selling Parties as a result of the transfer of the Assets not falling within Article 5 shall be borne equally between the Selling Parties on the one hand and the Purchaser on the other. On production by the relevant Selling Party of evidence of the total amount of any interest or penalties assessed, the Purchaser shall pay to the relevant Selling Party, in addition to amounts payable under clause 11.4 above, an amount equal to one half of the amount shown in such evidence.

11.6 The relevant Selling Party represents and warrants to the Purchaser that:
(a)	it is registered for the purposes of VAT; and

(b)	it has not made an election under paragraph 2 of Schedule 10 to the VATA to waive the exemption from VAT in respect of the Property.
11.7 The Purchaser represents and warrants to the Selling Parties that:
(a)	that it is a registered taxable person for the purposes of VAT; and

(b)	that with effect from Closing it intends to use the Assets to carry on the same kind of business as that carried on by the relevant Selling Party in relation to the Assets.
11.8 The Selling Parties and the Purchaser shall, as soon as practicable after Closing, jointly elect by notice pursuant to section 198 of the Capital Allowances Act 2001, and in accordance with section 201 of the Capital Allowances Act 2001, with respect to any item of the Furniture, Fixtures and Equipment which is a fixture (as defined in section 173(1) of the Capital Allowances Act 2001) so as to fix the amount to be treated as expenditure by the Purchaser on the provision of such item of the Furniture, Fixtures and Equipment in accordance with Part A of Schedule 9.
12. Warranties
12.1 Coloplast and CP UK jointly and severally warrant to the Purchaser in the terms of the warranties set out in Schedule 3 (the Seller Warranties), and the Purchaser warrants to the Selling Parties in the terms of the warranties set out in Schedule 4 (the Purchaser Warranties). Each of the Seller Warranties set out in the separate paragraphs of Schedule 3 shall be separate and independent and (except as expressly otherwise provided) shall not be limited by reference to any other Seller Warranty or by anything in this Agreement or the Disclosure Documents. The Seller Warranties are given subject to the limitations set out in Schedule 5 provided that such limitations shall not apply in relation to the Seller Warranties set out in Part A of Schedule 3.
12.2 Notwithstanding any other provision of this Agreement, the provisions of Schedule 5 shall not apply to any claim made against Coloplast or CP UK which arises (or to the extent that it is increased) as a consequence of fraud or fraudulent misrepresentation by or on behalf of the Selling Parties.
12.3 The Seller Warranties are deemed to be repeated on the Closing Date and any reference made to the date of this Agreement (whether express or implied) in relation to any Warranty shall be construed, in relation to any such repetition, as a reference to the Closing Date.
13. Remedies
13.1 Subject always to Schedule 5, Coloplast and CP UK undertake to the Purchaser (without restricting the rights of the Purchaser or any remedy it may have on any basis available to it if any of the Seller Warranties is breached) to pay to the Purchaser on demand the aggregate of:
(a)	the full amount by which the value of any Asset (including any Asset warranted to exist which does not exist) is or becomes less than it would have been if the Seller Warranties had not been breached;

(b)	an amount equal to any other loss or liability suffered or incurred by the Purchaser directly or indirectly as a result of any Seller Warranty being breached; and

(c)	all Losses and Expenses suffered or incurred by the Purchaser directly or indirectly as a result of any Seller Warranty being breached.
13.2 For the avoidance of doubt, the rules of general law relating to claims for damages for breach of warranty shall not apply to the extent that they might limit the calculation of any amount payable under this clause 13, save where set out in Schedule 5.
13.3 Coloplast and CP UK further shall, jointly and severally, indemnify and hold the Purchaser harmless from and against any and all Losses and Expenses which are suffered or incurred by the Purchaser, in respect of or arising out of the Liabilities and/or the Excluded Assets.
13.4 The Purchaser shall be entitled to offset any amounts due to it under the terms of this clause 13 against the Deferred Payment under the Loan Note as and when such payments are to be made to the Selling Parties under the terms of the Loan Note.
14. Sale of the Stock
The Purchaser shall ensure that its or its Affiliates sale of any Stock which is packaged under any of the Selling Parties’ retained trade marks and trade dress, including the SIMPLA trade mark, is sold in such a condition so as not to materially damage the reputation of the relevant Selling Party’s trade mark or goodwill.
15. Termination
15.1 The Purchaser is entitled to treat this Agreement as terminated (in which case it will be deemed to have been terminated on the terms of this clause), without prejudice to accrued rights and obligations if:
(a)	a Material Adverse Change occurs before Closing;

(b)	in the period between the date of this Agreement and the Closing Date the Selling Parties do, suffer or permit to be done or agree to do in relation to the Business anything causing a material breach of the provisions of Schedule 11 (Conduct Pre-Closing), except in accordance with a prior waiver given by the Purchaser;

(c)	the Proposed Transaction is referred to the Competition Commission for further investigation prior to Closing; or

(d)	prior to Closing there is a material breach of a material Seller Warranty which is not cured by the Selling Parties prior to the Closing Date.
16. Payments
16.1 Any payment to be made pursuant to this Agreement by the Purchaser shall be made to Coloplast’s Bank Account. Coloplast agrees to pay each of the Selling Parties that part of each payment to which it is entitled in accordance with clause 3. Receipt of such sums in Coloplast’s Bank Account shall be an effective discharge of the obligation of the Purchaser to pay such sums to Coloplast or any of the Selling Parties, and the Purchaser shall not be concerned to see to the application or be answerable for loss or misapplication of such amount.
16.2 Any payment to be made pursuant to this Agreement by Coloplast shall be made to the Purchaser’s Bank Account. Receipt of such sums in the Purchaser’s Bank Account shall be an effective discharge of the obligation of Coloplast to pay such sums to the Purchaser, and Coloplast shall not be concerned to see to the application or be answerable for loss or misapplication of such amount.
16.3 Payment under clause 16.1 and 16.2 shall be in immediately available funds by electronic transfer on the due date for payment.
16.4 If any sum due for payment in accordance with this Agreement is not paid on the due date for payment, the person in default shall pay Default Interest on that sum from but excluding the due date to and including the date of actual payment calculated on a daily basis.
17. Assignment
Subject to the rights of the parties expressly set forth in the relevant Schedules to this Agreement, unless the Selling Parties and the Purchaser specifically agree in writing, no person shall assign or transfer this Agreement nor grant, declare, create or dispose of any right or interest in it. Any purported assignment in contravention of this clause 17 shall be void.
18. Further assurance
18.1 The Selling Parties agree to perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by law or as the Purchaser may reasonably require, whether on or after Closing, to implement and/or give effect to this Agreement and the transaction contemplated by it and for the purpose of vesting in the Purchaser the full benefit of the Assets to be transferred to the Purchaser under this Agreement.
18.2 The Selling Parties shall procure, from Closing, that Mentor Corporation shall in the UK:

(a)	suspend use of the MENTOR CLEAR ADVANTAGE trade mark (UK registration number 1,494,286) immediately on the Closing Date; and

(b)	at the discretion of Mentor Corporation, either withdraw the UK trade mark registration for the MENTOR CLEAR ADVANTAGE mark or allow the registration to lapse.
19. Confidential information
19.1 Each party (other than MML) shall both during and after the arrangements contemplated by this Agreement:
(a)	keep confidential the terms of this Agreement and all information, whether in written or any other form, which has been disclosed to it by or on behalf of the other parties in confidence or which by its nature ought to be regarded as confidential (including any business information in respect of the other parties which is not directly applicable or relevant to the arrangements contemplated by this Agreement); and

(b)	procure that its officers, employees and representatives keep secret and treat as confidential such information.
19.2 Clauses 19.1 and 19.4 do not apply to information:
(a)	which shall after the date of this Agreement become published or otherwise generally available to the public, except as a result of a breach of any provision of this agreement by a party hereto;

(b)	to the extent made available to the recipient party by a third party who is entitled to divulge the information and who is not under any obligation of confidentiality in respect of such information to the other party or which has been disclosed under an express statement that it is not confidential;

(c)	to the extent required to be disclosed by any applicable law or by any recognised stock exchange or governmental or other regulatory or supervisory body or authority of competent jurisdiction to whose rules the party making the disclosure is subject, whether or not having the force of law, provided that the party disclosing the information shall notify the other party of the information to be disclosed (and of the circumstances in which the disclosure is alleged to be required) as early as reasonably possible before the disclosure must be made and shall take all reasonable action to avoid and limit the disclosure;

(d)	which has been independently developed by the recipient party otherwise than in the course of the exercise of that party’s rights under this Agreement or the implementation of this agreement;

(e)	disclosed to any applicable Taxation Authority either to the extent required by a legal obligation or to the extent reasonably required to assist the settlement of the disclosing party’s tax affairs or those of any of its shareholders or any other person under the same control as the disclosing party;
(f)	which the recipient party can prove was already known to it before its receipt from the disclosing party; or

(g)	which is disclosed with the written consent of the other parties.
19.3 Notwithstanding clause 19.1 above, the Selling Parties acknowledge and agree that, with the prior written permission of CP UK and MML (which may not be unreasonably withheld) the Purchaser may contact and notify wholesale, hospital and DAC customers of the Selling Parties in the United Kingdom for the Products regarding the general scope of the transaction contemplated by this Agreement at all times after the execution of this Agreement until its termination or the Closing occurs.
19.4 MML shall both during and after the arrangements contemplated by this Agreement keep confidential the terms of this Agreement. Coloplast, CP UK RMC and the Purchaser each expressly acknowledge and agree that neither MML nor any of its employees, directors, representatives, agents or affiliates received any confidential information of any parties hereto in connection with this Agreement (other than the existence of this Agreement and the terms hereof).
20. Excluded Data
20.1 For the avoidance of doubt and without limitation, nothing in this Agreement shall be held to transfer, license, assign or otherwise grant any rights over the Excluded Data to the Purchaser.
20.2 The Purchaser agrees with the Selling Parties that it shall not, and that it shall procure that no other member or employee of the Purchaser Group shall, utilise the Excluded Data in connection with any trade or business carried on by any member of the Purchaser Group, disclose or distribute the data to any person or make any copy or record of the Excluded Data.
20.3 The Purchaser agrees that on demand by the Selling Parties it will return the Excluded Data to the Selling Parties and then permanently destroy all remaining records of the Excluded Data and expunge the Excluded Data from all computers or other devices containing the Excluded Data. The destruction of the Excluded Data shall be certificated in writing by the Purchaser to the Selling Parties.
21. Costs
21.1 Subject to clause 21.2 and except as otherwise provided in this Agreement (or any other Transaction Document), the parties shall each be responsible for their own costs, charges and other expenses incurred in connection with the Proposed Transaction.
21.2 The Purchaser or its Affiliates shall bear all stamp, notarisation fees or other documentary or transaction duties, stamp duty reserve tax, stamp duty land tax and any other transfer taxes arising as a result of this Agreement or of any of the other Transaction Documents.
22. Notices
22.1 Any notice in connection with this agreement shall be in writing in English and delivered by hand, fax, registered post or courier using an internationally recognised courier company. A notice shall be effective upon receipt and shall be deemed to have been received (i) at the time of delivery, if delivered by hand, registered post or courier or (ii) at the time of transmission if delivered by fax provided that in either case, where delivery occurs outside Working Hours, notice shall be deemed to have been received at the start of Working Hours on the next following Business Day.
22.2 The addresses and fax numbers of the parties for the purpose of clause 22.1 are:
Coloplast
Coloplast A/S
Holtedam 1
3050 Humlebaek
Denmark
Fax: +45 49 11 24 10
For the attention of: Peter Volkers (Legal Affairs Director)
Purchaser and RMC
Rochester Medical Corporation
One Rochester Medical Drive
Stewartville
MN 55976
USA
Fax: +1 507 533 9725
For the attention of: Antony J. Conway (President)
MML
Mentor Medical Limited
10 Commerce Way
Lancing
West Sussex
BN15 8TA
Fax: +44 1903 753981

Prior to Closing, with a copy to
Mentor Corporation
201 Mentor Drive
Santa Barbara, California 94311 USA
Attention: General Counsel
Facsimile No.: (805) 879-6008
Phone: (805) 879-6000 (for confirmation purposes only)
CP UK
Coloplast Limited
Peterborough Business Park
Peterborough
Cambridgeshire
PE2 6FX
Fax +44 1733 390851
For the attention of: Graham Sethna
23. Entire agreement
This Agreement, including the schedules hereto, together with the other Transaction Documents, sets out the entire agreement and understanding between the parties in respect of the sale and purchase of the Assets. It is agreed that:
(a)	no party has entered into this Agreement in reliance upon any representation, warranty or undertaking of any other party which is not expressly set out or referred to in this Agreement;

(b)	all terms and conditions which are implied under the Sale of Goods Act in a contract of sale of goods to which that Act applies are expressly excluded from the sale and purchase under this Agreement, save that this clause shall not exclude any liability under section 12 of the Sale of Goods Act;

(c)	a party may claim in contract for breach of warranty under this Agreement but shall have no claim or remedy under this Agreement in respect of misrepresentation (whether negligent or otherwise, and whether made prior to, and/or in, this Agreement) or untrue statement made by another party;
this clause shall not exclude any liability for, or remedy in respect of, fraudulent misrepresentation.
24. Waivers, Rights and Remedies
Except as expressly provided in this Agreement, no failure or delay by any party in exercising any right or remedy relating to this agreement or any of the Transaction Documents shall affect or operate as a waiver or variation of that right or remedy or preclude its exercise at any subsequent time. No single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.
25. Counterparts
This Agreement may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which is an original but all of which together constitute one and the same instrument.
26. Variation
No variation of this Agreement (or of any of the documents referred to in this Agreement) shall be valid unless it is in writing and signed by or on behalf of each of the parties to it. The expression variation shall include any variation, amendment, supplement, deletion or replacement however effected.
27. Severability
If any provision of this Agreement is held to be invalid or unenforceable, then such provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement. The parties shall then use all reasonable endeavours to replace the invalid or unenforceable provision by a valid and enforceable substitute provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.
28. Third Party Enforcement Rights
A person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.
29. Governing Law and Arbitration
29.1 This Agreement and the relationship between the parties shall be governed by, and interpreted in accordance with, English law.
29.2	(a)	All disputes arising in connection with this Agreement and all shall be finally settled in London, England under the rules of conciliation and arbitration of the International Chamber of Commerce (ICC) in the English language by three (3) arbitrators appointed in accordance with said rules.
(b)	All reasonable attorney’s fees and costs incurred by the prevailing party in any arbitration pursuant to this Agreement, and the cost of such arbitration, shall be paid by the other party to the arbitration within five (5) days after receipt of written demand therefor from the prevailing party following the rendition of the written decision of the arbitration tribunal, or as otherwise ordered by the arbitration tribunal. On the application of such prevailing party before or after the initial decision of the arbitration tribunal, and proof of its attorneys’ fees and costs, the arbitration tribunal shall order the other party to the arbitration to make the payments provided for in the preceding sentence.
(c)	Any decision rendered by any arbitration tribunal pursuant to this clause shall be final and binding on the parties thereto, and judgment thereon may be entered by any court of competent jurisdiction. The parties specifically agree that any arbitration tribunal shall be empowered to award and order equitable or injunctive relief with respect to matters brought before it.

(d)	Arbitration shall be the exclusive method available for resolution of claims, disputes and controversies described in this clause, and the parties stipulate that the provisions hereof shall be a complete defense to any suit, action, or proceeding in any court or before any administrative or arbitration tribunal with respect to any such claim, controversy or dispute. The provisions of this clause shall survive the termination or expiration of this Agreement.

(e)	Notwithstanding the terms of this clause or any contrary provisions in the ICC rules, at any time before and after a demand for arbitration is presented, the parties shall be free to apply to any court of competent jurisdiction for interim or conservatory measures (including temporary conservatory injunctions). The parties acknowledge and agree that any such action by a party shall not be deemed to be a breach of such party’s obligation to arbitrate all disputes under this clause or infringe upon the powers of any arbitral panel.
As witness this Agreement has been signed by or on behalf of the parties the day and year first before written.

SCHEDULE 1
DEFINITIONS AND INTERPRETATION
1. Definitions. In this agreement, the following words and expressions shall have the following meanings:
Acquisition means the purchase by Coloplast of the worldwide urology business of Mentor at a closing to be held contemporaneously with the Closing.
Adjustment Date has the meaning given to it in Part A of Schedule 2;
Affiliate means, with respect to any entity, any other entity controlled by, under common control with, or which controls such entity through (a) the ownership, either directly or indirectly, of more than 50% of the voting shares or equity interests of such entity, (b) the right to elect the majority of the directors or members of any similar managing body of such entity (except by reason of the occurrence of a contingency), or (c) the right to manage and control such entity pursuant to contract.
Agreement has the meaning set forth in the first paragraph of this Agreement.
Assets has the meaning given to it in clause 2.1;
Base Volume has the meaning given to it in Schedule 2, Part A;
Business means the male external catheter business of the Selling Parties as carried on in the United Kingdom immediately before exchange of this Agreement, but incorporating solely the Clear Advantage, Freedom, Freedom+, Transfix and Uro-Flo brands;
Business Day means a day other than a Saturday or Sunday or public holiday in England and Wales on which banks are open in London for general commercial business;
Business Records means all data bases relating to the regulatory history of the Business and the customer history of the Business, except for patient records;
Claim means any claim under or for breach of this Agreement, except for any claim under Part A of the Seller Warranties;
Closing means closing of the sale and purchase hereunder in accordance with clause 5;
Closing Date means the date on which the condition set out in clause 4 of this Agreement has been fulfilled, or such other date as the Parties shall agree, and the Closing takes place;
Coloplast Adjustment Amount has the meaning given to it in Schedule 2, Part A;

Coloplast’s Bank Account means Account number 5005810597 (US$), at Nordea in Copenhagen, Torvegade 2, København (in the name of Coloplast A/S, Holtedam 1, 3050 Humlebaek, Denmark)
Competent Authority means (i) any person (whether autonomous or not) having legal and/or regulatory authority; (ii) any court of law or tribunal in any jurisdiction; and/or (iii) any Taxation Authority;
Connected Person means (i) a shareholder, officer, director or employee of the relevant Selling Party, (ii) any member of the immediate family of any shareholder, officer, director or employee of the Selling Parties or (iii) any entity in which any of the persons described in clause (i) or (ii) owns any beneficial interest (other than less than one percent of the outstanding shares of capital stock of any corporation whose stock is listed on a national securities exchange).
Consent means any authorisation, consent, approval, filing, waiver, exemption or other action by or notice to any third party in relation to a Contract or any Competent Authority in respect of any regulatory, Tax, license, Litigation or like matter.
Contracts means those contracts listed in Schedule 10
DAC Licence means the Dispensing Appliance Contractor Licence granted by East Sussex PCSS to MML;
Default Interest means interest at LIBOR plus 4 per cent;
Deferred Payment has the meaning given to it in clause 2.5(a)(ii);
Disclosure Documents means the documents provided to the Purchaser prior to the execution of this Agreement, as set out in Exhibit 1;
Disclosed means disclosed by the Disclosure Documents with sufficient particularity to enable the Purchaser to assess the full impact on the Assets of the matter disclosed;
Documents means, in relation to the Property, the conveyances and other deeds and documents short particulars of which are set out in Schedule 12;
Employee Benefit Plan means (a) any plan, fund or agreement which provides medical, vision or dental care benefits, or benefits in the event of sickness, accident or disability, death benefits or severance benefits; (b) any incentive compensation plan, deferred compensation plan, share-option or share-based incentive or compensation plan, or share purchase plan; (c) any change of control agreements, or (d) any retention arrangements;
Employee Liabilities means any employee related costs (including wages, salaries, PAYE, NIS payments, and redundancy costs), claims, damages, penalties, compensation awards or expenses;
Encumbrance means any interest or equity (other than by virtue of this Agreement) of any person (including any right to acquire, option or right of pre-emption or conversion) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement, or any agreement or arrangement to create any of the above, other than the Permitted Encumbrances;
Environment means any and all organisms (including man), ecosystems, property and the following media: air (including the air within buildings and the air within other natural or man-made structures, whether above or below ground); water (including water under or within land or in drains or sewers and coastal and inland waters); and land (including land under water);
Environment Agreements means any and all leases or licences or other agreements (including agreements of the nature referred to at paragraph 44 of Chapter IV of the draft statutory Guidance to Part IIA of the Environment Protection Act 1990) which relate to the Business in any respect but only to the extent that they relate, either wholly or in part, to the protection of the Environment and/or the prevention of Harm and/or Remediation Action;
Environment Law means any and all laws, whether civil, criminal or administrative applicable to the Property and/or the conduct of the Business and which have as a purpose or effect the protection of the Environment and/or the prevention of Harm and/or the provision of remedies in respect of Harm, including: European Community or European Union regulations, directives, decisions and recommendations; statutes and subordinate legislation; regulations, orders and ordinances; Permits; Environment Agreements; codes of practice, circulars, guidance notes and the like; common law, local laws and bye-laws; and judgments, notices, orders, directions, instructions or awards of any Competent Authority;
Environment Liability means liability (including liability in respect of Remediation Action) on the owner for the time being of the Business under Environment Laws;
Estimated Stock Volume has the meaning given to it in Schedule 2, Part B;
Excluded Assets means the Excluded Data and any and all assets owned or used by the Selling Parties in connection with the Business or otherwise other than the Assets;
Excluded Data means any and all information, in any form whatsoever, concerning or in relation to the customers of MML’s home delivery service;
Final Stock Volume has the meaning given to it in Schedule 2, Part B;
Furniture, Fixtures and Equipment means those Assets described according to Part A of Schedule 9;
Harm means material harm or damage to, or other interference with, the Environment and includes any detrimental effects on the health of living organisms or other interference with the ecosystems of which they form part and, in the case of man, includes offence caused to any of his senses or harm or damage to his property;

Hazardous Matter means any and all matter (whether alone or in combination with other matter) including electricity, heat, vibration, noise or other vibration which may cause Harm;
Initial Payment has the meaning given to it in clause 2.5(a)(i);
Intellectual Property Rights means patents, trade marks, service marks, logos, get-up, trade names, internet domain names, rights in designs, copyright (including rights in computer software) and moral rights, database rights, semi-conductor topography rights, utility models, rights in know-how and other intellectual property rights, in each case whether registered or unregistered, and all rights or forms of protection having equivalent or similar effect anywhere in the world and registered includes registrations and applications for registration;
IT Systems means the information and communications technologies described according to Part B of Schedule 9;
Lease means a lease of the ground floor and part of the first floor of the Property, substantially in the form annexed to this Agreement at Part D of Schedule 12;
Liabilities means all liabilities (whether actual or contingent), expenses and obligations arising directly in connection with the Business or any of the Assets prior to Closing; including those which:-
(a)	are directly in connection with any act, event, default or omission of any of the Selling Parties or any Connected Person, their employees, agents or sub-contractors; and

(b)	includes all debts, liabilities, expenses or obligations which are not expressly assumed by the Purchaser under this Agreement (and no reference in this Agreement to the Purchaser’s acquisition of the Assets shall imply to acquisition or acceptance of any such thing);
LIBOR means the display rate per annum of the offered quotation for deposits in dollars for a period of one month which appears on the appropriate page of the Reuters Screen (or such other page as the parties may agree) at or about 11.00 a.m. London time on the date on which payment of the sum under this Agreement was due but not paid;
Licences and Permits means the licences necessary for the Business, including the DAC Licence;
Licenced IP shall mean the Intellectual Property Rights licensed by Coloplast under the terms of the Trade Mark Licence;
Litigation means any actual or prospective proceedings, whether judicial, administrative, investigative, tribunal, arbitral, criminal or similar and whether or not subject or intended to be subject to alternative dispute resolution techniques;
Loan Note has the meaning given to it in clause 2.5(a)(ii);

Losses and Expenses means actions, proceedings, losses, damages, liabilities, claims, demands, costs and expenses, including fines, penalties, clean-up costs, legal and other professional fees and any amount paid by the party claiming Losses and Expenses to any person in good faith, having reasonably determined such payment to be due to that person and in that amount (whether it is or not);
Market Goodwill means the UK market goodwill in relation to the Products, together with the non-home delivery customer lists;
Material Adverse Change means a change occurring after the date of this Agreement that is materially adverse to the value of the Assets taken as a whole. The term Material Adverse Change shall be deemed to exclude the impact of (i) changes in UK GAAP, (ii) changes to general economic conditions or interest rates, (iii) national or international political or social conditions, (iv) financial, banking or securities markets (including the disruption thereof and any decline in the price of any security or any market index), (v) changes in law, rules, regulations, orders, or other binding directives issued by any governmental body, or (vi) any event, occurrence, or circumstance with respect to which the Purchaser has actual knowledge, as of the date hereof;
Pension Scheme means the Group Personal Pension Scheme insured with Norwich Union;
Permits means any and all licences, consents, permits, registrations, filings, exemptions, approvals, authorisations or the like, made or issued pursuant to or under, or required by, Environment Laws in relation to the Assets;
Permitted Encumbrances means security interests (i) arising by operation of law; (ii) under the contracts with title retention provisions and equipment leases with third parties entered into in the ordinary course of business; (iii) for taxation and other governmental charges which are not due and payable or which may be paid without penalty after they become due and payable;
Post Closing Adjustment has the meaning given to it in Part A of Schedule 2;
Products means the Clear Advantage, Transfix, Freedom/Freedom+ and Uro-Flo male external catheter products;
Property mean the means the property described in Part B of Schedule 12;
Proposed Transaction means the transaction contemplated by the Transaction Documents;
Purchase Price has the meaning given to it in clause 2.5;
Purchaser Adjustment Amount has the meaning given to it in Schedule 2, Part A;
Purchaser Group means the Purchaser and its Affiliates from time to time;

Purchaser’s Bank Account means such bank account as the Purchaser may notify to the other parties in writing from time to time;
Purchaser Warranties has the meaning given to it in clause 12.1;
Remediation Action means (i) preventing, limiting, removing, remedying, cleaning-up, abating or containing the presence or effect of any Hazardous Matter in the Environment (including the Environment at the Property) or (ii) carrying out investigative work and obtaining legal and other professional advice as is reasonably required in relation to (i);
Sale of Goods Act means the Sale of Goods Act 1979;
Seller Warranties has the meaning given to it in clause 12.1;
Standard Conditions means, in relation to the Property, the Standard Commercial Property Conditions (Second Edition);
Stock means the stock of the Products, as identified by the Selling Parties, to be purchased from the Selling Parties by the Purchaser in accordance with Schedule 2, Part B and Part C;
Stock Adjustment has the meaning given to it in Schedule 2, Part B;
Stock Payment has the meaning given to it in Schedule 2, Part B;
Stock Volume has the meaning given to it in Schedule 2, Part B;
Surviving Provisions means clauses 3 (Purchase Price Allocation) 10 (Liabilities and Selling Parties’ Post-Completion Obligations) 11 (Tax), 13 (Remedies) 17 (Assignment), 19 (Confidential Information) 21 (Costs), 22 (Notices), 23 (Entire Agreement), 24 (Waiver, Rights and Remedies), 26 (Variations), 27 (Severability), 28 (Third Party Enforcement Rights), 29 (Governing Law and Arbitration) and Schedule 1 (Definitions and Interpretation);
Taxation or Tax or Taxes means:
(a)	all forms of taxation and statutory, governmental, state, federal, provincial, local government or municipal charges, duties, imposts, contributions, levies, withholdings or liabilities wherever chargeable and whether of the UK or any other jurisdiction; and

(b)	any penalty, fine, surcharge, interest, charges or costs payable in connection with any taxation within (a) above;
Taxation Authority means HM Revenue & Customs, the Department for Work and Pensions and any other governmental or other authority whatsoever competent to impose any Taxation, whether in the United Kingdom or elsewhere;
Third Party Consent means all consents, approvals, authorisations or waivers required from third parties:-

(a)	for the assignment or novation of any Contract in favour of the Purchaser; or

(b)	to prevent such third party, in respect of any such Contract, from exercising any right of termination, acceleration or other right which if exercised would adversely affect the value of the Contract to the Purchaser;
Total Sales has the meaning given to it in Schedule 2, Part A;
Trade Mark Assignment means the agreement in the form set out at Part A of Schedule 7;
Trade Mark Licence means the agreement in the form set out at Part B of Schedule 7;
Transaction Documents means this agreement, the Trade Mark Assignment, the Trade Mark Licence and the Lease;
Transfer means the transfer of the Property in the agreed form set out at Part C of Schedule 12;
Transferred Employees means the employees of the Selling Parties whose names are listed in Schedule 8;
Transferred IP means the Intellectual Property Rights transferred by MML under the terms of the Trade Mark Assignment;
Transfer Regulations means the Transfer of Undertakings (Protection of Employment) Regulations 2006;
TULCRA means the Trade Union and Labour Relations (Consolidation) Act 1992;
UK GAAP means generally accepted accounting principles applied in the UK, incorporating Statements of Standard Accounting Practice, Financial Reporting Standards and Urgent Issues Task Force Abstracts issued by the Accounting Standards Board Limited;
VATA means that Value Added Tax Act 1994;
VAT Invoice means an invoice that complies with the requirements of the Sixth Council Directive of 17 May 1977 on the harmonisation of the laws of the Member States relating to turnover taxes — common system of value added tax: uniform basis of assessment (77/388/EEC) as subsequently amended and with the requirements of national VAT law in the country in which the invoice is issued; and
Working Hours means 9.30 am to 5.30 pm in the relevant location on a Business Day.
2.	Interpretation. In this Agreement, unless the context otherwise requires:
(a)	references to a person include any individual, firm, body corporate (wherever incorporated), government, state or agency of a state or any joint venture,

association, partnership, works council or employee representative body (whether or not having separate legal personality);
(b)	headings do not affect the interpretation of this Agreement; the singular shall include the plural and vice versa; and references to one gender include all genders;

(c)	references to any English legal term or concept shall, in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction;

(d)	references to dollars or $ are references to the lawful currency from time to time of the United States of America;

(e)	for the purposes of applying a reference to a monetary sum expressed in sterling, an amount in a different currency shall be deemed to be an amount in sterling translated at the Exchange Rate at the relevant date (which in relation to a Claim, shall be the date of the receipt of notice of that Claim under Schedule 5); and

(f)	any statement in this Agreement qualified by the expression so far as the Selling Parties are aware or to the best of the Selling Parties’ knowledge or any similar expression shall be deemed to be made only on the basis of the actual knowledge, information and belief of the Selling Parties after they have made all reasonable enquiries.

(g)	any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.
3. Enactments. Except as otherwise expressly provided in this Agreement, any express reference to an enactment (which includes any legislation in any jurisdiction) includes references to: (i) that enactment as amended, consolidated or re-enacted by or under any other enactment before or after the date of this Agreement; (ii) any enactment which that enactment re-enacts (with or without modification); and (iii) any subordinate legislation (including regulations) made (before or after the date of this Agreement) under that enactment, as amended, consolidated or re-enacted as described in (i) or (ii) above, except to the extent that any of the matters referred to in (i) to (iii) occurs after the date of this Agreement and increases or alters the liability of the Seller or the Purchaser under this Agreement.
4. Schedules and Exhibits. The Schedules and Exhibits comprise schedules and exhibits to this Agreement and form part of this Agreement.
5. Inconsistencies. Where there is any inconsistency between the definitions set out in this Schedule and the definitions set out in any clause or any other Schedule, then, for the purposes of construing such clause or Schedule, the definitions set out in such clause or Schedule shall prevail.

SCHEDULE 2
PURCHASE PRICE
Part A
Post Closing Adjustment
1. The Purchase Price shall be adjusted depending upon the Purchaser’s (and its Affiliates’) sales of male external catheters in the UK (excluding the Purchaser’s or its Affiliates’ private label sales) post Closing (the Post Closing Adjustment). Any Post Closing Adjustment shall be calculated following the fifth anniversary of the Closing Date (the Adjustment Date).
2. Any payment required to be made pursuant to this Part A shall be paid by Coloplast or the Purchaser (as the case may be) within 30 Business Days of the Adjustment Date. Any such payment shall be made in accordance with the provisions of clause 16.1 or 16.2 of this Agreement, as the case may be.
3. The Post Closing Adjustment shall be calculated on the following basis:
Base Volume is a total volume of 17,550,000 units;
Coloplast Adjustment Amount means: (Base Volume — Total Sales) x $0.67 per unit;
Purchaser Adjustment Amount means: (Total Sales — Base Volume) x $0.67 per unit;
Total Sales is the total volume of male external catheters sold by the Purchaser and the Purchaser’s Affiliates within the UK for the period from Closing until the fifth (5th) anniversary of the Closing Date;
(a)	If Total Sales > Base Volume then the Purchaser shall pay a Post Closing Adjustment equal to the Purchaser Adjustment Amount to Coloplast.

(b)	If Total Sales < Base Volume then Coloplast shall pay a Post Closing Adjustment equal to the Coloplast Adjustment Amount to the Purchaser.
4. The Purchaser shall provide Coloplast with total annual sales figures for male external catheters sold by the Purchaser and the Purchaser’s Affiliates within 15 Business Days of each anniversary of the Closing Date until 2010.
5. The Total Sales shall be calculated by the Purchaser in accordance with this paragraph within 20 Business Days of the Adjustment Date.
(a)	A written statement of the amount of the Total Sales, together with details of its calculation, shall be delivered to Coloplast upon completion of the calculation pursuant to this paragraph, in the form of a certificate prepared by the Purchaser. If Coloplast accepts the amount of Total Sales, it shall notify the Purchaser in writing of such acceptance. If Coloplast disputes the certified Total Sales, it shall notify the Purchaser in writing of the amount, nature and basis of such dispute within 10 Business Days of delivery of the certificate to Coloplast.
(b)	If Coloplast provides written notice of a dispute in accordance with paragraph 5(a) above, the Purchaser and Coloplast agree to negotiate in good faith to resolve such dispute. If they are unable to resolve the dispute within 21 days after delivery of the certificate to Coloplast, the dispute shall immediately be submitted by either the Purchaser or Coloplast to an independent UK accounting firm (the Expert) who shall either be agreed upon by the Purchaser and Coloplast or, if they cannot agree within 5 days of the end of the 21 day period, on the request of either the Purchaser or Coloplast, such Expert shall be appointed by the President of the Institute of Chartered Accountants in England and Wales. The Expert shall determine and deliver written notice of the determination of the amount of the Total Sales to Coloplast and Purchaser within 30 days from the date of his appointment and, in doing so, shall act as an expert and not as an arbitrator.

(c)	Coloplast and the Purchaser shall procure that the Expert has full access to the books and records of the Purchaser as the Expert shall deem reasonably necessary for each to be able to review in detail the calculation of the Total Sales (together with all supporting information relied on in making the calculation).

(d)	The determination of the Total Sales by the Expert shall (except in the case of manifest error) be final and binding on the parties. All determinations by the Expert shall be in writing, and shall be delivered to Coloplast and the Purchaser. The fees and expenses of the Expert shall be borne as the Expert shall determine.

(e)	The Total Sales shall be deemed to have been determined:
(i)	if the Purchaser agrees the calculation with Coloplast, on the day that they confirm such agreement in writing;

(ii)	if Coloplast and the Purchaser disagree as to any matters, but resolve in writing their difference or dispute prior to (or at any time during) the period of the appointment of the Expert, on the day that they so agree in writing; or

(iii)	on the date that the Expert notifies Coloplast and Purchaser of his determination.
(f)	The parties agree that the Expert shall be entitled to determine, based upon the circumstances of any dispute, that interest shall not be payable.
Part B
Stock Payment
1. The Purchaser shall purchase the Stock for $478,000 (the Stock Payment), based on the assumption that the Stock volumes set out in Part C of this Schedule are correct (the Estimated Stock Volume). This amount shall be paid by the Purchaser to the Selling Parties as follows:
(a)	$239,000, to be paid to the Selling Parties within 3 calendar months of the Closing Date; and

(b)	$239,000, to be paid to the Selling Parties within 6 calendar months of the Closing Date (the Final Stock Instalment).
2. Within 30 days of Closing, the Purchaser will perform a stock audit, and notify Coloplast of the precise volume of the Stock (the Stock Volume).
3. If the Stock Volume is greater than the Estimated Stock Volume then the Final Stock Instalment will be increased by the price for each unit of Stock set out in Part C of this Schedule per additional unit of Stock over the Estimated Stock Volume. If the Stock Volume is less than the Estimated Stock Volume then the Final Stock Instalment will be reduced by the price for each unit of Stock set out in Part C of this Schedule per unit of Stock under the Estimated Stock Volume, provided that in each case the amount of the Stock Volume is not disputed in accordance with paragraph 4 below.
4. The Stock Volume shall be calculated by the Purchaser in accordance with this paragraph.
(a)	A written statement of Stock Volume, together with details of its calculation, shall be delivered to Coloplast upon completion of the audit pursuant to paragraph 2 above, in the form of a certificate prepared by the Purchaser. If Coloplast accepts the amount of the Stock Volume, it shall notify the Purchaser in writing of such acceptance. If Coloplast disputes the certified Stock Volume, it shall notify the Purchaser in writing of the amount, nature and basis of such dispute within 30 days after delivery of the certificate to Coloplast.

(b)	If Coloplast provides written notice of a dispute in accordance with paragraph 4(a) above, the Purchaser and Coloplast agree to negotiate in good faith to resolve such dispute. If they are unable to resolve the dispute within 21 days after delivery of the certificate to Coloplast, the dispute shall immediately be submitted by either the Purchaser or Coloplast to an independent UK accounting firm (the Expert) who shall either be agreed upon by the Purchaser and Coloplast or, if they cannot agree within 5 days of the end of the 21 day period, on the request of either the Purchaser or Coloplast, such Expert shall be appointed by the President of the Institute of Chartered Accountants in England and Wales. The Expert shall determine and deliver written notice of the determination of the amount of the Stock Volume to Coloplast and Purchaser within 30 days from the date of his appointment and, in doing so, shall act as an expert and not as an arbitrator.

(c)	Coloplast and the Purchaser shall each have and they shall procure that the Expert has full access to the books and records of the Purchaser as they shall each deem reasonably necessary for each to be able to review in detail the calculation of the Stock Volume (together with all supporting information relied on in making the calculation).
(d)	The determination of the Stock Volume by the Expert shall (except in the case of manifest error) be final and binding on the parties. All determinations by the Expert shall be in writing, and shall be delivered to Coloplast and the Purchaser. The fees and expenses of the Expert shall be borne as the Expert shall determine.

(e)	The Stock Volume shall be deemed to have been determined:
(i)	if the Purchaser agrees the calculation with Coloplast, on the day that they confirm such agreement in writing;

(ii)	if Coloplast and the Purchaser disagree as to any matters, but resolve in writing their difference or dispute prior to (or at any time during) the period of the appointment of the Expert, on the day that they so agree in writing; or

(iii)	on the date that the Expert notifies Coloplast and Purchaser of his determination.
(f)	The parties agree that the Expert shall be entitled to determine, based upon the circumstances of any dispute, that interest shall not be payable.
Part C
Estimated Stock Volume
Freedom/Freedom = 480,000 packaged units (priced at $0.53 per unit)
Clear Advantage = 912,000 units (priced at $0.20 per unit)
Transfix = 207,000 units (priced at $0.20 per unit)

SCHEDULE 3
SELLER WARRANTIES
Part A: General
1. The Selling Parties are validly incorporated, in existence and duly registered under the laws of their respective jurisdictions and have full power to conduct their respective businesses as conducted at the date of this Agreement.
2. The Selling Parties have obtained all corporate authorisations required to empower them to enter into and fully perform their respective obligations under this Agreement and every other document and thing it is required under this Agreement to execute or do. This Agreement and all such documents constitute (or will when executed constitute) valid binding and enforceable obligations on the Selling Parties in accordance with their respective terms.
3. Entry into and performance by the Seller Parties of this Agreement and/or any other Transaction Document to which they are a party will not breach any provision of their memorandum and articles of association, articles or certificate of incorporation, by-laws or equivalent constitutional documents.
Part B: The Assets
4.	Ownership

(a)	The relevant Selling Parties are the sole legal and beneficial owners of the Assets all free from hire or hire purchase agreement or leasing or factoring agreements or agreements for payment or deferred terms. All the Assets are in the relevant Selling Party’s sole possession and control and are in the United Kingdom. There is no Encumbrance on, over or affecting any of the Assets or the Business or any part of it, and no claim has been made by any person to be entitled to the benefit of any such Encumbrance.

5.	Condition

(a)	The Furniture, Fixtures and Equipment are in good repair and condition and free of any material defects (except those resulting from normal wear and operation).

(b)	The Stock is in good condition, is not obsolete or unusable and is capable of being sold in the ordinary course of the Business in accordance with its current price list without rebate or allowance to a purchaser.

(c)	The IT Systems are in good working order, function in accordance with all applicable specifications, and have been and are being properly and regularly maintained and replaced.

Part C: The Contracts
6.	Terms & Material Obligations

(a)	Each Contract is a valid and binding agreement of MML and is in full force and effect and enforceable according to its terms.

(b)	MML has performed all material obligations required to be performed by it under the Contracts and is not in breach or default in any material respect thereunder.

7.	Accuracy
True and complete copies of each Contract have been made available to the Purchaser.
Part H: Environment
8.	Compliance with Environment Law

(a)	No state of affairs exists with respect to the Property that would constitute a violation in any material respect of any Environmental Law.

(b)	To the best of the Selling Parties’ knowledge, no written notice or other communication has been received which alleges that the Property has not been used at all times in compliance with Environmental Law or alleges any actual or potential Environmental Liability.

(c)	To the best of the Selling Parties’ knowledge, no Remediation Action is or may be required under any Environmental Law in relation to the Property.

9.	Permits

(a)	All Permits have been obtained and are in full force and effect and their terms and conditions have been materially complied with.

(b)	No circumstance exists which is likely to result in modification, suspension, or revocation of any Permit or is likely to result in any such Permit not being extended, renewed, granted or (where necessary) transferred.

10.	Hazardous Matter
No Hazardous Matter has been generated, used, kept, treated, transported, spilled, deposited, disposed of, discharged, emitted or otherwise dealt with or managed at, on, under or from the Property by any of the Selling Parties.
11.	Environmental Liability
To the best of the Selling Parties’ knowledge there are no events, states of affairs, conditions, circumstances, activities, practices, incidents, or actions (including the generation, use, treatment, storage, transport, deposit, disposal, discharge or management of Hazardous Matter) which have occurred or are occurring or have been or are in existence at, in, under or about the Property which may give rise to Environmental Liability.
12. No storage tanks
To the best of the Selling Parties’ knowledge, no storage tanks of any kind, including related pipework, are or have been located at any time whatsoever on or under the Property.
13. Notice of claims
Within the two years prior to the date of this Agreement, none of the Selling Parties has had knowledge of or received any notice claim or other communication alleging any actual or potential Environmental Liability.
14. Assessments, audits etc
The Selling Parties have Disclosed copies of all material environmental or health and safety assessments, audits, reports or investigations relating to the Property.
Part I: Insurance
15. Premiums and termination
(a)	All premiums due and payable under all insurance policies relating to the Assets have been paid, and the relevant Selling Party is otherwise in material compliance with the terms of such policies.
(b)	No Selling Party is aware of any circumstances which would lead to the termination of, or a material increase in premium with respect to, any of the insurance policies relating to the Assets.
Part J: Litigation
16. Litigation
Except as claimant in the collection of debts (not exceeding $50,000 in the aggregate) arising in the ordinary course of trading, neither the Selling Parties nor any person for whose acts or defaults it may be vicariously liable is now engaged in any Litigation, and no Litigation is pending, threatened or expected, in relation to any of the Assets, whether by or against the relevant Selling Party and so far as the Selling Parties are aware there is no matter or fact in existence in relation to any of the Assets which would give rise to any Litigation.
17. The Selling Parties are not subject to any order or judgement or injunction given by any court, tribunal or governmental agency relating to any of the Assets which is still in force and have not given any undertaking to any court or tribunal or to any third party arising out of any Litigation relating to any of the Assets.

Part K: Products
18. Product regulatory requirements
At no time has the relevant Selling Party had knowledge of or received any notice, claim, governmental enforcement action or other communication from any person alleging any defect in any Products manufactured, marketed or supplied by it or any contravention of any applicable law or standard in relation to any such goods.
Part L: Transferred Employees
19. Schedule 9 sets out a list of all Transferred Employees.
20. The Selling Parties do not recognise any trade union or other body representing the Transferred Employees or any of them for collective bargaining or negotiating purposes.
21. The Selling Parties are not aware of any current dispute with any of the Transferred Employees whether brought under the employer’s disciplinary or grievance procedure or otherwise, nor of any matters that might give rise to such a dispute. No litigation is threatened, pending or ongoing against the Selling Parties by on or on behalf of any of the Transferred Employees.
22. None of the Transferred Employees is currently on sick leave or maternity leave or any other leave of absence apart from scheduled annual holiday.
23. None of the Transferred Employees is eligible for an enhanced redundancy payment under any contractual or non-contractual policy operated by the Selling Parties.
24. None of the Transferred Employees is entitled to a period of notice of termination of employment in excess of 12 weeks.
25. There are no outstanding appeals against dismissal in respect of any employees who are not Transferred Employees.
Part M: Pension Schemes and Benefit Plans
26. Other than the state pension scheme, the Pension Scheme is the only arrangement under which the MML provides or is liable to provide relevant benefits (as defined in section 612(1) of the Income and Corporation Taxes Act 1988) in respect of any Transferred Employee.
27. The Disclosed Documents contain details of the Employee Benefit Plans maintained by, or contributed to by the Selling Parties for the benefit of the Transferred Employees. A copy or summary of each Employee Benefit Plan has been made available to the Purchaser.

Part N: Intellectual Property
28. Ownership and rights
1.1 Schedule 7 contains a full and accurate list of all Transferred IP. Schedule 8 contains a full and accurate list of all Licensed IP (for the purposes of this Part N, the Transferred IP and Licensed IP being together the IP). The IP is valid, subsisting and enforceable and nothing has been done or omitted to be done which may cause it to not be valid, subsisting and enforceable.
1.2 The relevant Selling Party is the sole legal and beneficial owner of all of the IP and the IP has been validly granted to the relevant Selling Party free from any licence, encumbrance, restriction on use or disclosure obligation.
29. Enforcement
1.1 There have been no written claims within the last four years asserting the invalidity, misuse or unenforceability of the IP.
1.2 All IP has been properly maintained and all renewal fees have been paid on time.
1.3 The Selling Parties have taken reasonable steps to protect the know-how owned, used or exploited by the relevant Selling Party for the purposes of the Business.
1.4 There is no currently pending, or to the Selling Parties’ knowledge threatened, adverse judgment, decisions or claims in which any of the Selling Parties is a named party with respect to any opposition, cancellation, injunction, or other claim or restriction concerning the IP.
1.5 Nothing has been done to diminish or otherwise materially adversely affect the reputation of the unregistered IP.
30. Infringement
(a)	So far as the Selling Parties are aware, the Business has not infringed and does not infringe any Intellectual Property Rights of a third party.

(b)	So far as the Selling Parties are aware, they have not received written notice within the last four years of any material claim that the conduct of the Business infringes, misappropriates or otherwise violates the Intellectual Property Rights of a third party.
Part Q: Real Estate
31. The information in respect of the Property set out in Part B of Schedule 12 is true, accurate and complete and not misleading in any material respect.
32. Possession and occupation. MML is in possession of the whole of the Property on an exclusive basis, which is not vacant, and as far as the Selling Parties are aware no other person is in or actually or conditionally entitled to possession, occupation, use or control of it.

33. Title. So far as the Selling Parties are aware the Property is not the subject of a subsisting contract for sale and no right to acquire or occupy the Property is in the process of being granted. MML is the sole beneficial owner of, and otherwise absolutely entitled to the Property and the proceeds of sale of it.
34. The Selling Parties or any Affiliate have disclosed true and complete copies of all the title deeds and documents to the Property in their possession and control.
35. As far as the Selling Parties are aware, the Property (and the proceeds of sale from it) is free from any mortgage debenture charge.
36. Notwithstanding that the Purchaser is minded to grant a lease of part of the Property to the Selling Parties immediately thereafter the Property will be transferred with vacant possession on the Closing Date.

SCHEDULE 4
PURCHASER WARRANTIES
1. The Purchaser is validly incorporated, in existence and duly registered under the laws of its jurisdiction and has full power to conduct its business as conducted at the date of this Agreement.
2. The Purchaser has obtained all corporate authorisations required to empower it to enter into and fully perform its obligations under this Agreement and every other document and thing it is required under this Agreement to execute or do. This Agreement and all such documents constitute (or will when executed constitute) valid binding and enforceable obligations on the Purchaser in accordance with their respective terms.
3. Entry into and performance by the Purchaser of this Agreement and/or any other Transaction Document to which it is a party will not breach any provision of its memorandum and articles of association, articles or certificate of incorporation, by-laws or equivalent constitutional documents.
4. The Purchaser has available cash or available loan facilities which will at Closing provide in immediately available funds the necessary cash resources to pay the Initial Payment and meet its other obligations under this Agreement and, in the case of loan facilities, they involve no material pre-conditions and the Purchaser will be able to satisfy all conditions of drawdown to such loan facilities at or prior to Closing.

SCHEDULE 5
LIMITATIONS ON LIABILITY
Time Limits. The liability of the Coloplast and CP UK in respect of any Claim under the Seller Warranties shall cease 18 months after the Closing Date.
1. Thresholds for Claims. The Selling Parties shall not be liable for any single Claim:
(a)	unless the amount of the liability pursuant to that single Claim exceeds $75,000; and
(b)	unless the aggregate amount of the liability of the Selling Parties for all Claims exceeds $250,000 (in which case the Purchaser shall be entitled to claim the whole amount of such Claims and not merely the excess).
2. Maximum limit for all Claims. The aggregate amount of the liability of the Selling Parties for all Claims shall not exceed the Purchase Price.
3. Matters disclosed. The Selling Parties shall not be liable for any Claim for breach of the Seller Warranties if and to the extent that the fact, matter, event or circumstance giving rise to such Claim is Disclosed by this Agreement or any other Transaction Document.
4. Contingent liabilities. If any Claim is based upon a liability which is contingent only, Coloplast and CP UK shall not be liable to make any payment unless and until such contingent liability gives rise to an obligation to make a payment (but the Purchaser has the right under paragraph 1 of this Schedule 5 to give notice of that Claim before such time).
5. No liability for Claims arising from acts or omissions of Purchaser. Coloplast and CP UK shall not be liable for any Claim to the extent that it would not have arisen but for, or has been increased or not reduced as a result of, any voluntary act, omission or transaction carried out:
(a)	after Closing by the Purchaser or its Affiliates (or its respective directors, employees or agents or successors in title) otherwise than in the ordinary course of trading (unless such act was required to comply with English law or UK GAAP); or
(b)	before Closing by any of the Selling Parties’ at the specific written direction or request of the Purchaser or any member of the Purchaser Group.
6. No double recovery. The Purchaser shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one liability, loss, cost, shortfall, damage, deficiency, breach or other set of circumstances which gives rise to more than one Claim.

7. Purchaser’s duty to mitigate. The Purchaser shall procure that all reasonable steps are taken to avoid or mitigate any loss or damage which it may suffer in consequence of any breach by the Selling Parties of the terms of this Agreement or any fact, matter, event or circumstance likely to give rise to a Claim.
8. Notwithstanding anything to the contrary herein, in no event shall MML have any liability under this Agreement prior to Closing, except in respect of a breach by MML of its obligations under Schedule 11.
9. In no event shall Mentor Corporation have any liability under this Agreement.

SCHEDULE 6
FORM OF PROMISSORY NOTE
THIS UNSECURED LOAN NOTE DEED is made on _______ _______ 2006
Between:
(1)	COLOPLAST A/S, whose registered office is at Holtedam 1, 3050 Humlebaek, Denmark (Coloplast); and
(2)	ROCHESTER MEDICAL LIMITED, whose registered office is at 21 Wilson Street, London EC2M 2TD (the Purchaser).
Whereas:
(A) The Selling Parties and the Purchaser have entered into a sale and purchase agreement for the sale and purchase of certain assets (the Asset Sale Agreement).
(B) On closing of the Asset Sale Agreement, the Purchaser has agreed to enter into this unsecured loan note deed (the Loan Note).
(C) Capitalised terms used in this Loan Note shall bear the meanings given to them in the Asset Sale Agreement save where the context requires otherwise.
It is agreed:
1. This Loan Note represents an unsecured obligation of the Purchaser in favour of Coloplast.
2. On issue, the Loan Note is for an outstanding principal amount of $5,340,000 and will reduce by an amount equal to US$1,068,000 (each an Instalment) on each anniversary of Closing (each a Payment Date). The Final Payment Date falls on the date falling on the 5th anniversary of the Closing Date.
3. If any instalment is not payable by the Purchaser on the relevant Payment Date, Coloplast shall have the right to set off the Instalment against any amounts owing by Coloplast to the Purchaser under the agreement entered into on or about the date of the Asset Sale Agreement between Coloplast and RCM concerning the worldwide supply of silicone male external catheters.
4. The Purchaser shall be entitled to offset any amounts payable to the Purchaser by Coloplast or CP UK pursuant to clause 13 of the Asset Sale Agreement against any instalment when due and payable on a Payment Date.
5. This Loan Note shall bear no interest on principal. Interest shall accrue on any unpaid Instalment at the Default Rate, until such time as the Instalment (together with accrued interest) is paid by the Purchaser, or the Instalment (together with accrued interest) is set off by the Seller in accordance with clause 3 above.
6. All payments made under this Loan Note shall be made to Coloplast’s Bank Account.
7. This Loan Note is non-transferable and the benefit of it may not be assigned.
8. This Loan Note is governed by English law.
9.	(a)	All disputes arising in connection with this Agreement and all shall be finally settled in London, England under the rules of conciliation and arbitration of the International Chamber of Commerce (ICC) in the English language by three (3) arbitrators appointed in accordance with said rules.
(b)	All reasonable attorney’s fees and costs incurred by the prevailing party in any arbitration pursuant to this Agreement, and the cost of such arbitration, shall be paid by the other party to the arbitration within five (5) days after receipt of written demand therefor from the prevailing party following the rendition of the written decision of the arbitration tribunal, or as otherwise ordered by the arbitration tribunal. On the application of such prevailing party before or after the initial decision of the arbitration tribunal, and proof of its attorneys’ fees and costs, the arbitration tribunal shall order the other party to the arbitration to make the payments provided for in the preceding sentence.

(c)	Any decision rendered by any arbitration tribunal pursuant to this clause shall be final and binding on the parties thereto, and judgment thereon may be entered by any court of competent jurisdiction. The parties specifically agree that any arbitration tribunal shall be empowered to award and order equitable or injunctive relief with respect to matters brought before it.

(d)	Arbitration shall be the exclusive method available for resolution of claims, disputes and controversies described in this clause, and the parties stipulate that the provisions hereof shall be a complete defense to any suit, action, or proceeding in any court or before any administrative or arbitration tribunal with respect to any such claim, controversy or dispute. The provisions of this clause shall survive the termination or expiration of this Agreement.

(e)	Notwithstanding the terms of this clause or any contrary provisions in the ICC rules, at any time before and after a demand for arbitration is presented, the parties shall be free to apply to any court of competent jurisdiction for interim or conservatory measures (including temporary conservatory injunctions). The parties acknowledge and agree that any such action by a party shall not be deemed to be a breach of such party’s obligation to arbitrate all disputes under this clause or infringe upon the powers of any arbitral panel.

EXECUTED and DELIVERED as a	)	Name:
DEED by	)
COLOPLAST A/S acting by two directors/	)
a director and the secretary	)	Signature

Name:

Signature:

EXECUTED and DELIVERED as a	)	Name:

DEED by	)
ROCHESTER MEDICAL LIMITED	)
acting by two directors/	)	Signature

a director and the secretary	)

Name:

Signature

SCHEDULE 7
PART A — FORM OF TRADE MARK ASSIGNMENT
AN ASSIGNMENT OF TRADE MARKS made on                      2006
Between
(1) MENTOR MEDICAL LIMITED whose registered office is at 10 Commerce Way, Lancing, West Sussex BN15 8TA (Assignor),
(2) ROCHESTER MEDICAL CORPORATION whose principal place of business is at One Rochester Medical Drive, Stewartville, MN 55976 USA (Assignee)
Whereas
(A) Assignor is the owner and registered proprietor of the Trade Marks (as defined below).
(B) Pursuant to the Asset Sale Agreement (as defined below), Assignor has agreed to assign the Trade Marks together with the goodwill attaching to the Trade Marks to Assignee, on the terms and conditions set out in this Assignment.
It is agreed as follows:
1. Interpretation
1.1 In this Assignment the following expressions shall have the following meanings:
Asset Sale Agreement means the agreement dated [· ] between, inter alia, the Assignor and Assignee for the sale and purchase of certain assets;
Products means male urinary sheaths and parts and fittings for such sheaths;
Registered Trade Mark means the registered trade mark particulars of which are set out in Appendix 1 Part A;
Trade Marks means the Registered Trade Mark and the Unregistered Trade Marks; and
Unregistered Trade Marks means the rights in the unregistered UK trade marks in relation to the Products particulars of which are set out in Appendix 1 Part B.
1.2	Schedule 1, paragraph 2 of the Asset Sale Agreement shall apply, mutatis mutandis to this Assignment.

1.3	The Appendix comprises an appendix to this Assignment and forms part of this Assignment.

2. Assignment
Pursuant to the Asset Sale Agreement and in consideration of the sum of £1.00 now paid by the Assignee to the Assignor (the receipt of which the Assignor hereby acknowledges) the Assignor hereby assigns to Assignee the Trade Marks, and exclusive benefit of each of them together with:
(a)	all statutory and common law rights attaching to the Trade Marks,

(b)	the goodwill attaching to the Trade Marks; and

(c)	the right to sue (and to recover and retain) damages and other remedies in respect of any infringement or unauthorised use of any of the Trade Marks which may have occurred before the date of this Assignment to hold the same unto the Assignee absolutely.
3. Assignor’s use of the FREEDOM and URO FLO marks
For the avoidance of doubt, the assignment of the Unregistered Trade Marks under this Assignment shall not prevent the Assignor or any of its group companies from using the marks FREEDOM and URO FLO on goods other than the Products in the UK.
4. Further Assurance
Assignor shall, at Assignee’s reasonable cost, perform all further acts and things, and execute and deliver all further documents, as may be required by Assignee to enable the Assignee become registered as proprietor of the Registered Trade Mark (at all relevant registries) and/or to secure the benefit of all rights hereby assigned.
5. Waivers, Rights and Remedies
Except as expressly provided in this Assignment, no failure or delay by either party in exercising any right or remedy relating to this Assignment shall affect or operate as a waiver or variation of that right or remedy or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.
6. Variation
No variation of this Assignment shall be valid unless it is in writing and signed by or on behalf of both parties. The expression variation shall include any variation, supplement, deletion or replacement however effected.
7. Severability
If any provision of this Assignment is held to be invalid or unenforceable, such provision (so far as it is invalid or unenforceable) shall be given no effect and shall be deemed not to be included in this Assignment but without invalidating any of the remaining provisions of this Assignment.

8. Entire Agreement
This Assignment (and the Asset Sale Agreement and documents referred to therein) sets out the entire agreement and understanding between the parties in respect of the subject matter of this Assignment. It is agreed that:
(a)	neither party has entered into this Assignment in reliance upon any representation, warranty or undertaking of the other party which is not expressly set out in this Assignment or the Asset Sale Agreement (or documents referred to therein);

(b)	neither party shall have any remedy in respect of misrepresentation or untrue statement made by the other party which is not contained in this Assignment or the Asset Sale Agreement (or documents referred to therein);

(c)	this clause shall not exclude any liability for, or remedy in respect of, fraudulent misrepresentation.
9. Governing Law and Arbitration
1.1 This Assignment and the relationship between the parties shall be governed by, and interpreted in accordance with, English law.
1.2	(a)	All disputes arising in connection with this Agreement and all shall be finally settled in London, England under the rules of conciliation and arbitration of the International Chamber of Commerce (ICC) in the English language by three (3) arbitrators appointed in accordance with said rules.

	(b)	All reasonable attorney’s fees and costs incurred by the prevailing party in any arbitration pursuant to this Agreement, and the cost of such arbitration, shall be paid by the other party to the arbitration within five (5) days after receipt of written demand therefor from the prevailing party following the rendition of the written decision of the arbitration tribunal, or as otherwise ordered by the arbitration tribunal. On the application of such prevailing party before or after the initial decision of the arbitration tribunal, and proof of its attorneys’ fees and costs, the arbitration tribunal shall order the other party to the arbitration to make the payments provided for in the preceding sentence.

	(c)	Any decision rendered by any arbitration tribunal pursuant to this clause shall be final and binding on the parties thereto, and judgment thereon may be entered by any court of competent jurisdiction. The parties specifically agree that any arbitration tribunal shall be empowered to award and order equitable or injunctive relief with respect to matters brought before it.

	(d)	Arbitration shall be the exclusive method available for resolution of claims, disputes and controversies described in this clause, and the parties stipulate that the provisions hereof shall be a complete defense to any suit, action, or proceeding in any court or before any administrative or arbitration tribunal with respect to any such claim, controversy or dispute. The provisions of this clause shall survive the termination or expiration of this Agreement.

(e)	Notwithstanding the terms of this clause or any contrary provisions in the ICC rules, at any time before and after a demand for arbitration is presented, the parties shall be free to apply to any court of competent jurisdiction for interim or conservatory measures (including temporary conservatory injunctions). The parties acknowledge and agree that any such action by a party shall not be deemed to be a breach of such party’s obligation to arbitrate all disputes under this clause or infringe upon the powers of any arbitral panel.
10. Counterparts
This Assignment may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which is an original but all of which together constitute one and the same instrument.
11. No Rights Under Contracts (Rights of Third Parties) Act 1999
A person who is not a party to this Assignment shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

IN WITNESS WHEREOF this Assignment has been signed by the authorised representatives of the parties on the day and year first written above.

SIGNED by	)
on behalf of	)
MENTOR MEDICAL LIMITED	)

SIGNED by	)
on behalf of	)
ROCHESTER MEDICAL	)
CORPORATION	)

APPENDIX 1
Part A
Registered Trade Mark

TRANSFIX	UK 2201911, Class 10
Part B
Unregistered Trade Marks
CLEAR ADVANTAGE for use in relation to the Products
FREEDOM PLUS for use in relation to the Products
URO FLO for use in relation to the Products
URO FLO II for use in relation to the Products

SCHEDULE 7
Part B
Form of Trade Mark Licence
A TRADE MARK LICENCE made on                      2006
Between
(1) COLOPLAST A/S whose registered office is at Holtedam 1 3050, Humlebaek, Denmark (Licensor)
(2) ROCHESTER MEDICAL CORPORATION whose principal place of business is at One Rochester Medical Drive, Stewartville, MN 55976 USA (Licensee)
Whereas
(A) The Licensor is the owner of the Trade Mark (as defined below).
(B) Pursuant to the Asset Sale Agreement (as defined below), the Licensor has agreed to grant the Licensee a licence to use the Trade Mark, on the terms and conditions set out in this agreement.
It is agreed as follows:
1. Interpretation
1.1 In this agreement the following expressions shall have the following meanings:
Asset Sale Agreement means the agreement dated [· ] between, inter alia, the Licensor and Licensee for the sale and purchase of certain assets;
Business Day means a day other than a Saturday or Sunday or public holiday in England and Wales on which banks are open in London for general commercial business;
exclusive means the right to use the Trade Mark, to the exclusion of all other persons including the Licensor;
Licensed Products means male urinary sheaths and parts and fittings for such sheaths;
Territory means the United Kingdom;
Trade Marks mean the mark FREEDOM details of which are set out at Appendix 1;
1.2 Schedule 1, paragraph 2 of the Asset Sale Agreement shall apply, mutatis mutandis to this agreement.

1.3 Appendix 1 comprises an appendix to this agreement and forms part of this agreement.
2. Grant of Licence
2.1 In consideration of and on the terms of this agreement, the Licensor hereby grants Licensee an exclusive, royalty-free licence within the Territory to use the Trade Mark on or in relation to the Licensed Products (including, without limitation, in relation to manufacture, promotion, distribution and sale).
2.2 The Licensee shall (at its discretion) take reasonable steps, at its own cost, to record the licence granted to it under clause 2.1 in any relevant registries.
2.3 Any recordal made under clause 2.2 shall be cancelled by the Licensor, at its own cost, on the termination of this agreement. The Licensee shall assist the Licensor at the Licensor’s cost and expense, as may reasonably be required by Licensor, to achieve such cancellation.
3. Maintenance of the Trade Mark
3.1 The Licensor shall take all reasonable steps to maintain and protect the registration (including, without limitation, promptly paying any renewals or other fees as they become due) for the Trade Mark, provided that the Licensee promptly provides all assistance as may reasonably be required by the Licensor in connection with doing so.
3.2 If at any time the Licensor wishes to cease maintaining or protecting the Trade Mark, then it shall follow the procedure set out in this clause, failing which it shall continue to be obliged to maintain or protect the same. The Licensor may offer to assign the Trade Mark for a nominal consideration, in exchange for the grant by the Licensee to the Licensor of a non-exclusive licence to use the Trade Mark outside of the Territory. If, within 90 days of receipt of such notice, the Licensee either notifies the Licensor that it does not wish to accept that offer, or fails to respond at all, the Licensor may thereafter cease to maintain or protect the Trade Mark.
4. Licensee Duties
4.1 The Licensee shall:
(a)	ensure that the Licensed Products comply with any quality standards which the Licensor may from time to time reasonably require;

(b)	use the Trade Mark only in a manner which conforms to the reasonable directions and standards notified to it by the Licensor from time to time;

(c)	not use, register or attempt to register any trade marks, company, business or trading names or domain names which are identical or confusingly similar to (or which incorporate) the Trade Mark, without the Licensor’s prior written consent;

(d)	not do anything which could, in the Licensor’s reasonable opinion, bring the Trade Mark or the Licensor into disrepute or which could otherwise damage the goodwill attaching to the Trade Mark;

(e)	not use the Trade Mark in a manner which could, in the Licensor’s reasonable opinion, result in any of them becoming generic or in the Licensor’s rights in them becoming diluted, or which could otherwise knowingly prejudice or invalidate a registration of the Trade Mark; and

(f)	ensure that its use of the Trade Mark comply with all applicable laws, regulations and industry requirements and standards in force within the Territory.
4.2 The Licensee acknowledges and agrees that:
(a)	the Trade Mark is and shall remain the exclusive property of the Licensor;

(b)	it shall not acquire, nor claim, any right, title or interest in or to the Trade Mark or the goodwill attaching to it by virtue of this agreement or its use of the Trade Mark, other than the rights specifically granted to it under clause 2.1;

(c)	all goodwill arising from use of the Trade Mark by the Licensee during the term of this agreement shall accrue and belong to the Licensor, and the Licensee shall, at the Licensor’s request and cost, promptly execute all documents reasonably required by the Licensor to confirm this; and

(d)	all use of the Trade Mark by the Licensee shall be deemed to be use by the Licensor.
5. Infringement
5.1 Each party shall immediately notify the other in writing of any of the following matters which comes to its attention (giving full particulars):
(a)	any actual, suspected or threatened infringement of the Trade Mark;

(b)	any allegation or complaint made by any third party that the Trade Mark is invalid, that use of the Trade Mark infringes any third party rights, or that use of the Trade Mark may cause deception or confusion to the public;

(c)	any other form of attack or claim to which the Trade Mark may be subject.
5.2 The Licensee shall not make any admissions in respect of these matters other than to the Licensor and shall, in each case, provide the Licensor with all relevant information in its possession.
5.3 The Licensor shall decide, following consultation in good faith with the Licensee, in its absolute discretion, whether or not to take action, and what action to take, in respect of any of the matters in clause 6.1 and shall have exclusive control over any resulting claims, actions and proceedings. The provisions of section 30 of the Trade Marks Act 1994 are expressly excluded.
5.4 The Licensee shall, at the Licensor’s cost, provide any assistance which the Licensor reasonably requires (including bringing proceedings or lending its name to any proceedings brought by the Licensor) in connection with any of the matters in clause 5.1. Any award of costs or damages or other compensation payment recovered in connection with any of those matters shall be for the account of the Licensor.
6. Indemnity
The Licensor shall indemnify and hold the Licensee harmless against all claims, liabilities, costs (including legal costs) and expenses arising out of any claim that the Licensee’s use of the Trade Mark in accordance with this agreement infringes the rights of any third party.
The Licensee shall not make any comment or admission to any third party in respect of this matter and shall procure that its agents, sub-contractors and employees do not do so. The Licensor shall have sole conduct of the matter giving rise to the obligation to indemnify. The Licensee shall make no admission as to liability and shall not agree to any settlement or compromise of any action to which this clause relates, in each case without the Licensor’s prior written consent.
7. Duration of Agreement
This agreement commences on the date of this agreement and shall continue in full force and effect until terminated in accordance with clause 8.
8. Termination
8.1 On the occurrence of any of the following events, either party may (without prejudice to any other right or remedy) by written notice to the other party terminate this agreement with immediate effect:
(a)	if the other party commits a material breach of any obligation under this agreement, and in the case of a breach which is capable of remedy fails to remedy it within 30 days of receipt of notice from the first party of such breach and of its intention to exercise its rights under this clause; or

(b)	a petition is presented, or a meeting is convened for the purpose of considering a resolution or any other steps are taken by any person with a view to the appointment of an administrator (whether out of court or otherwise) against or for the winding up of the other party or an administration order or a winding up order is made against or a provisional liquidator appointed with respect to the other party ; or

(c)	an encumbrancer takes possession of, or a trustee or administrative receiver or similar officer is appointed in respect of, all or any part of the business or assets of the other party , or distress or any form of execution is levied or enforced upon or sued out against any such assets and is not discharged within 7 days of being levied, enforced or sued out; or

(d)	the other party is unable to pay its debts as they fall due or the value of its assets is less than the amount of its liabilities, taking into account its contingent and prospective liabilities, or it suspends or threatens to suspend making payments with respect to all or any class of its debts; or

(e)	any voluntary arrangement is proposed under section 1 of the Insolvency Act 1986 (as amended, re-enacted or replaced from time to time) in respect of the other party ; or

(f)	the other party proposes or makes any composition or arrangement or composition with, or any assignment for the benefit of, its creditors; or

(g)	anything analogous to any of the events described in paragraphs (c) – (g), inclusive, occurs under the laws of any applicable jurisdiction; or
8.2 Licensor may terminate this agreement if the Licensee (or its successors or assigns) ceases to carry on the whole or any material part of its business and that cessation would affect adversely the Licensee’s ability to observe any of its obligations under this agreement.
8.3 For the purposes of clause 8.1(a), a breach shall be considered capable of remedy if the party in breach can comply with the provision in question in all respects other than as to time of performance.
9. Consequences of Termination
9.1 On termination of this agreement for any reason, the licence granted under clause 2.1 shall immediately cease and the Licensee shall immediately cease all use of the Trade Mark in or in relation to the Licensed Products, including cancelling or transferring to the Licensor any registrations in the name of the Licensee for any corporate, business, trade or domain names incorporating the Trade Mark or any aspect of any of them.
9.2 Notwithstanding clause 9.1 for a period of six months following termination, the Licensee may continue to use the Trade Mark for the purpose of selling the existing stocks of Licensed Products (including, for the avoidance of doubt, packaging of and literature relating to the Licensed Products) which are in its possession, custody or control on the date of termination of this agreement.
9.3 Termination of this agreement (howsoever arising) shall not affect either party’s accrued rights to damages arising out of any breach nor release either of the parties from any liability which at the time of termination has already accrued to the other party, nor affect in any way the survival of any other right, duty or obligation of the parties which is expressly stated elsewhere in this agreement to survive such termination.
10. Assignment and Other Dealings

10.1 The Licensee may assign or transfer all of its rights and obligations under this agreement to a third party who acquires all or substantially all of the Licensee’s business in the Licensed Products and assets relating to that business.
10.2 If the Licensee assigns or transfers all of its rights and obligations under this agreement it shall notify the Licensor as soon as practicable after such assignment or transfer, together with particulars of the assignee or transferee.
10.3 The Licensee may sub-license its rights under this agreement to any third party it engages to manufacture or distribute the Licensed Products, provided that:
(a)	the sub-licence shall be in writing on the same terms as this agreement (except that the sub-licensee shall not have the right to sub-license its rights to any third party;

(b)	the permission to sub-licence under this clause shall automatically terminate in termination of this agreement; and

(c)	the Licensee shall be liable for all acts and omissions of its sub-licensees.
10.4 The Licensor may assign its rights under (subject to the burden of all or the relevant part of) this agreement only with the prior written consent of the Licensee, such consent not to be unreasonably withheld or delayed.
11. Notices
11.1 Any notice in connection with this agreement shall be in writing in English and delivered by hand, fax, registered post or courier using an internationally recognised courier company. A notice shall be effective upon receipt and shall be deemed to have been received (i) at the time of delivery if delivered by hand, registered post or courier or (ii) at the time of transmission if delivered by fax provided that in each case where delivery by hand or by fax occurs outside working hours, notice shall be deemed to have been received at the start of working hours on the next following Business Day.
11.2 The addresses and fax numbers of the parties for the purpose of clause 11.1 are:
Licensor
Address: [•]
Fax: [•]
For the attention of: [•]
Licensee
Address: [•]
Fax: [•]
For the attention of: [•]
12. Waivers, Rights and Remedies

Except as expressly provided in this agreement, no failure or delay by either party in exercising any right or remedy relating to this agreement shall affect or operate as a waiver or variation of that right or remedy or preclude its exercise at any subsequent time. No single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.
13. Remedies Cumulative
The rights and remedies of each of the parties are cumulative, may be exercised as often as such party considers appropriate and are in addition to its rights and remedies under general law.
14. Variation
No variation of this agreement shall be valid unless it is in writing and signed by or on behalf of both parties. The expression variation shall include any variation, supplement, deletion or replacement howsoever effected.
15. Severability
If any provision of this agreement is held to be invalid or unenforceable, then such provision (so far as it is invalid or unenforceable) shall be given no effect and shall be deemed not to be included in the agreement but without invalidating any of the remaining provisions of this agreement.
16. Entire Agreement
This agreement (together with the Asset Sale Agreement and the documents referred to in it) sets out the entire agreement and understanding between the parties in respect of the subject matter of this agreement. It is agreed that:
(a)	neither party has entered into this agreement in reliance upon any representation, warranty or undertaking of the other party which is not expressly set out or referred to in this agreement;

(b)	neither party shall have any remedy in respect of misrepresentation or untrue statement made by the other party which is not contained in this agreement;

(c)	this clause shall not exclude any liability for, or remedy in respect of, fraudulent misrepresentation.
17. Legal Relationship
Nothing in this agreement is deemed to constitute a partnership between the parties nor constitute any party the agent of the other party for any purpose
18. Governing Law and Jurisdiction
18.1 This agreement and the relationship between the parties shall be governed by, and interpreted in accordance with, English law.

18.2 The courts of England and Wales are to have exclusive jurisdiction to settle any dispute which may arise in connection with this agreement. For such purposes each party irrevocably submits to the jurisdiction of the English courts, waives any objections to the jurisdiction of those courts and irrevocably agrees that a judgment or order of the English courts in connection with this agreement is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.
19. Counterparts
This agreement may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which is an original but all of which together constitute one and the same instrument.
20. No Rights Under Contracts (Rights Of Third Parties) Act 1999
A person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.
IN WITNESS WHEREOF this agreement has been signed by the authorised representatives of the parties on the day and year first written above.

SIGNED by	)	Name:

on behalf of	)
COLOPLAST A/S	)	Signature:

SIGNED by	)	Name

on behalf of	)
ROCHESTER MEDICAL	)
CORPORATION	)	Signature

APPENDIX 1
TRADE MARK

Mark	No	Date of Regn.	Class
FREEDOM	E165423	01.04.1996	Class 10

SCHEDULE 8
TRANSFERRED EMPLOYEES
1. Relevant transfer
The parties acknowledge and agree that the sale of the Assets from the Selling Parties to the Purchaser is a “relevant transfer” within the meaning of the Transfer Regulations.
If for any reason the contracts of employment of any of the Transferred Employees are not automatically transferred to the Purchaser pursuant to the Transfer Regulations, the Purchaser shall immediately offer to employ such persons on terms and conditions no less favourable to the Transferred Employees than the terms on which they were employed immediately prior to Closing.
2. Selling Parties Obligations
The Selling Parties shall indemnify the Purchaser against any Employee Liabilities which are attributable to any breach or default by the Selling Parties (or their predecessors as employer) prior to the close of business on Closing in respect of any of their obligations or duties as employer (in either case, whether arising under contract, common law, statute, or otherwise) to or in relation to any of the Transferred Employees and which the Purchaser may incur or suffer as a result of succeeding to the Selling Parties pursuant to the Transfer Regulations in relation to the contracts of employment of the Transferred Employees. This shall include, but shall not be limited to any failure by the Selling Parties to comply with their obligations under regulation 13(2) of the Transfer Regulations, save to the extent that the Purchaser fails to comply with its obligations under regulation 13(4) of the Transfer Regulations.
The Selling Parties shall indemnify the Purchaser against any Employee Liabilities incurred by the Purchaser which are attributable to the termination or dismissal (or alleged termination or dismissal) by any of the Selling Parties prior to the close of business on the Closing Date of the employment of any person who is not a Transferred Employee.
3. Purchaser Obligations
The Purchaser shall indemnify the Selling Parties against any Employee Liabilities which arise from the employment by the Purchaser (or any subsequent employer) of the Transferred Employees or Additional Employees on or after Closing or are attributable to any act or omission (or alleged act or omission) by the Purchaser in relation to any of the Transferred Employees or Additional Employees. This shall include, but shall not be limited to, any Employee Liability arising out of the termination of employment or dismissal of any Transferred Employee or Additional Employee after the Closing, any failure by the Purchaser to offer terms and conditions of employment and working conditions which are no less favourable than those which apply to the Transferred Employees or Additional Employees up to Closing, and any

failure by the Purchaser to comply with its obligations under regulation 13(4) of the Transfer Regulations.
4. Apportionment
All amounts payable to or in relation to the Transferred Employees or Additional Employees by the Selling Parties in respect of the period prior to the close of business on the Closing Date shall be discharged by the Selling Parties and the Selling Parties shall indemnify the Purchaser against any Employee Liabilities arising out of or in connection with such amounts. All necessary apportionments shall be made to give effect to this paragraph.
5. Other employees
If any contract of employment of a person who is not a Transferred Employee has effect as if originally made between the Purchaser and such person, then:
(a)	the Purchaser may, within 1 month of becoming aware of such contract having effect as if originally made by the Purchaser, terminate such contract; and

(b)	the Selling Parties shall indemnify the Purchaser against any sums payable to or in relation to such person under or in connection with his contract of employment (whether before or after Closing) and against any Employee Liabilities arising out of or in connection with the termination of the contract of employment of such person, provided always that the Purchaser has used commercially reasonable efforts to minimise the amount of any such sums and/or Employee Liabilities; and

(c)	if the Purchaser does not terminate the contract of employment of such a person in accordance with this paragraph, he shall be treated as a Transferred Employee for the purposes of this Schedule 10.
6. Additional Employees
1. The Purchaser may offer employment to such additional employees of the Selling Parties (the Additional Employees) as may be agreed between the Selling Parties and the Purchaser between signing of this Agreement and Closing and on terms and conditions no less favourable to the Additional Employees than the terms on which they were employed immediately prior to Closing. Any Employee Liabilities arising in connection therewith, including redundancy payments payable to such employees, if any, shall be apportioned in accordance with paragraph 4 above.
7. Non-Solicitation
The Purchaser covenants with the Selling Parties that it shall not, whether directly or indirectly, on its own behalf or on behalf of or in conjunction with any Affiliate for the period of 1 year following the Closing Date, solicit or entice away or endeavour to solicit or entice away any individual other than a Transferred Employee or an

Additional Employee who was employed or engaged by MML as of the date of this Agreement.

APPENDIX 1
List of Transferred Employees
(a)	Medical Healthcare Team:
(i)	Gill Downing;

(ii)	Phil Gibbs;

(iii)	Leah Leaves;

(iv)	Claire Gibbs; and

(v)	Alison Stubbs.
(b)	Customer Service:
(i)	Sam Baker;

(ii)	Sharon Moore; and

(iii)	Vicki Cox.
(c)	Warehouse
(i)	Terry Loversidge;

(ii)	Brian Jackson; and

(iii)	Barrie Lloyd
(d)	IT – Joseph Baker-Coady

SCHEDULE 9
Part A
Furniture, Fixtures and Equipment
The parties shall enter into good faith negotiations to finalise a document prior to Closing setting out details of the furniture, fittings and equipment that shall be transferred to the Purchaser at Closing.
Part B
IT Systems
The parties shall enter into good faith negotiations to finalise a document prior to Closing setting out details of the IT Systems that shall be transferred to the Purchaser at Closing.
As of the date of this Agreement, the parties have agreed that
•	The Purchaser will take all computer equipment primarily used by the Transferred Employees and Additional Employees;

•	The Selling Parties will retain the 4 servers present in the Property, together with all related equipment, telephone system, software and documentation; and

•	The Purchaser will take the computer network located in the Property, except for the servers.

SCHEDULE 10
CONTRACTS
1. Assignment of Contracts
1.1 To the extent that the benefit of any of the Contracts can be assigned without obtaining a Third Party Consent, this Agreement shall constitute an assignment to the Purchaser of the benefit of all of those Contracts with effect from Closing.
1.2 Nothing in this Agreement shall be construed as an attempt to assign or novate any Contract which by its terms is not assignable without a Third Party Consent or would otherwise constitute a breach of such contract until such Third Party Consent has been obtained.
2 Purchaser to complete Contracts and Purchaser’s indemnity
Subject always to the provisions of paragraph 4 below, the Purchaser shall from Closing perform all the obligations of the relevant Selling Party under the Contracts (other than in respect of any Contract which has been refused by the Purchaser pursuant to paragraph 6) and the Purchaser shall indemnify the relevant Selling Party for any Losses and Expenses suffered or incurred by it directly in connection with the Purchaser’s performance or non-performance of the relevant Selling Party’s obligations under such Contracts after Closing PROVIDED THAT notwithstanding any other provision of this Agreement or any assignment or novation between the relevant Selling Party or any Connected Person and the Purchaser and any third party, the Purchaser shall not be liable or responsible for any obligations or liabilities:-
(a) under the Contracts which are attributable to the negligence, default, act, event, omission, breach or performance or non-performance of the Contracts on the part of the relevant Selling Party or any Connected Person, or their employees, agents or sub-contractors prior to Closing;
(b) which arise as a result of the actions taken by the relevant Selling Party or any Connected Person pursuant to this Schedule 10; or
(c) which arise as a result of any failure to obtain any Third Party Consent or from any breach of any Contract caused by this Agreement or Closing.
3 The Selling Parties’ obligations and indemnity in respect of the Contracts
3.1 The Selling Parties shall or shall procure that from the date of this Agreement until Closing they shall properly perform the Contracts in accordance with their respective terms and, following Closing, the Selling Parties, shall indemnify and hold the Purchaser harmless against all Losses and Expenses suffered or incurred by it directly in connection with the performance or non-performance or negligent or defective performance between the date of this Agreement and Closing.

4 Contracts and requiring a Third Party Consent
4.1 If any Third Party Consent has not been obtained by Closing, then following the Closing and until it is obtained:
(a) the Selling Parties shall use their best endeavours to obtain that Third Party Consent;
(b) the transfer of that Contract (to the extent that a Third Party Consent is required) shall not take effect and the Selling Parties shall from Closing hold it on trust for the Purchaser and account for and pay or deliver to the Purchaser (as soon as reasonably practicable after receipt) any moneys, goods and other benefits which they receive after Closing to the extent that they relate to such Contract (except in each case to the extent they comprise, or represent the proceeds from, an Excluded Asset);
(c) the Purchaser shall (if sub-contracting is permissible and lawful under the Contract) perform as the relevant Selling Party’s sub-contractor or, if sub-contracting is not permissible or lawful, the Purchaser shall (if the appointment of an agent is permissible and lawful under the Contract) perform as the relevant Selling Party’s agent, at the risk and cost and for the benefit of the Purchaser, the obligations of the relevant Selling Party thereunder falling due after Closing; and
(d) the Selling Parties shall from Closing give all reasonable assistance to the Purchaser (at the Purchaser’s request and expense) to enable the Purchaser to enforce its rights under the Contract.
4.2 If:
(a) the terms of any particular Contract do not permit the Purchaser to perform the relevant Selling Parties’ obligations as sub-contractor or as agent; or
(b) any Third Party Consent is not obtained within 6 months after the Closing Date or is refused, then the Selling Parties and the Purchaser shall in good faith negotiate a mutually acceptable alternative solution by which the Purchaser shall receive the benefit of the relevant Contract and assume the associated obligations.

APPENDIX 1
Agreement between Barloworld Handling and Eschmann Bros &Walsh Ltd, dated 19
Contract between The NHS Logistics Authority and MML, contract ref AA104003
Contract between Nottingham City Primary Care Trust and MML, pursuant to Nottingham Community Urology Formulary, [April 2006]
Contract between NHS Scotland Scottish Healthcare Supplies and MML, contract ref MRC015
Contract between Welsh Health Supplies and MML, contract ref AW3447a [as per extension of contract by agreement dated 14 October 2005]
Short-term hire agreement with Crown Lift Trucks Limited, dated 28 February 2006
Preventative Maintenance Contract between Atlet Limited and MML, dated 15 April 1996

SCHEDULE 11
CONDUCT PRE-CLOSING
In the period up to Closing, the Selling Parties shall not take any of the following actions or suffer, permit or agree to be done any of the following by or in relation to the Assets, other than in the ordinary course of business:
(a)	any disposal of or removal from the Property of any Asset (other than an Excluded Asset and sales of inventory in the ordinary course);

(b)	make any material change in the design, specification or method of manufacture of the Products;

(c)	any entry into, modification, cancellation or intentional termination of any material Contract or arrangement (for the avoidance of doubt, excluding expiration or non-renewal of a contract by its existing terms);

(d)	commit any breach, not timely cured, of any term of any of the Contracts subsisting at the date of this Agreement which gives rise to a right of termination by any other party to it or which gives rise to a material claim for material damages or other material compensation by any such party;

(e)	the giving of any guarantee, indemnity or other agreement to secure an obligation of a third party;

(f)	the creation of any Encumbrance other than a Permitted Encumbrance over the Assets;

(g)	terminate the contract of employment of any Transferred Employee, other than for cause. If any such contract of employment is terminated for cause then, with the consent of the Purchaser (which shall not be unreasonably withheld) the Selling Parties may hire a replacement employee;

(h)	any material alteration of the terms and conditions of contracts (including benefits) of any Transferred Employees;

(i)	market or promote Coloplast or CP UK’s products through the Products;

(j)	price the products other than in the ordinary course of business;

(k)	the institution, settlement or agreement to settle any Litigation relating to the Assets; and

(l)	in relation to the Property:
(1)	any application for or implementation of planning permission;

(2)	any alteration, addition or change of use.

(m) in the period up to Closing, the Selling Parties shall pay as they fall due the premiums on all insurance policies maintained in respect of the Assets or the Business, comply with the terms of such insurance policies, take no affirmative action to terminate any of the insurance policies, and otherwise use commercially reasonably efforts to continue all of the insurance policies in force. If such an insurance policy is terminated by the insurer, in whole or in part, the Selling Parties undertake to promptly notify the Purchaser.

SCHEDULE 12
PROPERTY
Part A :
1. SALE AGREEMENT
MML shall sell the Property and the Purchaser will purchase the same with vacant possession on the Closing Date subject to the provisions of this Schedule and the Purchaser will immediately thereafter grant MML the Lease.
2. TITLE
2.1 In relation to the Property title shall comprise an official copy with title plan of the registers relating to the Property and full copies of any documents referred to on the register (where applicable) and such other documents listed on the Schedule hereto as may affect the Property except charges or incumbrances registered or protected on the register which are to be discharged or overreached at or prior to completion.
2.2 Title to the Property having been deduced to the Purchaser prior to the date hereof (as the Purchaser hereby admits) the Purchaser shall be deemed to have accepted such title and shall not raise any enquiries or requisitions thereon nor make any objections in respect thereof after the date of this Agreement save for matters revealed by final searches carried out by the Purchaser and/or except where the subject matter of the enquiry or requisition is registered at HM Land Registry or the Central Land Charges Register after the date of this Agreement.
2.3 The MML sells the Property with full title guarantee as specified in the Transfer.
2.4 Standard Conditions 3.1.2(d), 6.1 to 6.3 (inclusive), 6.4.2, 6.6.2 and 6.6.5 shall not apply.
3. MATTERS AFFECTING THE PROPERTY
3.1 The Property is sold and the Lease is granted subject to the following matters so far as they are still subsisting and capable of taking effect on the Closing Date:
(a)	any matters contained or referred to in the Property Register or the Charges Register of the registered title to the Property kept at HM Land Registry as at 11:36am on 10 May 2006 and/or the Documents (as the case may be);

(b)	all rights of way, light and air, support, drainage and other rights, easements, quasi easements, liabilities and public or private rights whatsoever and to any liability to repair or contribute to the repair of sewers, drains, pipes, party structures and other like matters;

(c)	all matters in the nature of overriding interests as set out in Schedule 1 or Schedule 3 (as appropriate) and sections 11(4)(c) and 90 of the Land Registration Act 2002 (as amended by Schedule 12 of the Land Registration Act 2002 and the Land Registration (Transitional Provisions) (No. 2) Order 2003);

(d)	all Local Land Charges (whether or not registered before the date of this Agreement) and all matters capable of registration as Local Land Charges (whether or not actually registered);

(e)	all notices served and orders, demands, proposals, or requirements made by any local or other public or competent authority;

(f)	all actual or proposed orders, directions, plans, notices, instruments, charges, restrictions, conditions, agreements or other matters arising under any statute relating to town and country planning and any laws and regulations intended to control or regulate the construction, demolition, alteration or change of use of land or buildings or to preserve or protect the environment; and

(g)	matters contained in the Disclosure Documents.
3.2 The Purchaser shall be deemed to purchase or accept a transfer with full knowledge and notice of the matters aforesaid and shall not raise any objection or requisition whatsoever in respect of the same.
3.3 Standard Condition 3.1 shall apply with the following modifications:
(a)	in paragraph 3.1.2(c) delete the words “and could not reasonably”;
4. FORM OF TRANSFER AND LEASE
4.1 The Transfer shall be in the agreed form set out at Part C of this Schedule and the Lease shall be substantially in the agreed form set out in Part D of this Schedule.
4.2 The Purchaser shall prepare and execute the Transfer in duplicate and shall deliver the executed Transfer and any other documents to be entered into between MML and the Purchaser (with or without other parties) to MML no later than five Business Days before the Closing Date.
4.3 MML shall prepare the lease in counterpart and original and shall deliver the original to the Purchaser for execution no later than the Closing Date and the Purchaser and MML shall execute the counterpart and the original parts (as appropriate) prior to the Closing Date.
5. COMPLETION
5.1 Standard Condition 1.1.3(b) shall be varied by adding the words “or if reasonable evidence is produced that the property will be released from all such mortgages on completion” after the words “all mortgages”.

5.2 Standard Condition 8.5.1 shall be varied by adding the words “but this obligation shall not extend to any destroyed, missing or (to the extent of any incompleteness) incomplete document of which the buyer is aware” after the words “documents of title”.
5.3 Standard Conditions 8.8 and 9 shall not apply
6. INSURANCE
6.1 Insurance of the Property shall be continued by the Selling Parties in accordance with the obligations in clause 5.7 of this Agreement and further the Selling Parties shall comply with Standard Conditions 7.1.1 and 7.1.2(a) to (e).
6.2 Conditions 7.1.2(f) and (g), 7.1.3 and 7.1.4 do not apply.
7. RESTRICTION ON SUB SALE
MML shall not be required to transfer the Property for a greater consideration than the Purchase Price nor to transfer the Property otherwise than by a single transfer of the whole interest in the Property in favour of the Purchaser.
8. NON MERGER
Notwithstanding completion of the sale and purchase as contemplated by this Agreement, this Schedule shall remain in full force and effect so far as anything contained herein remains to be implemented.
9. STANDARD CONDITIONS
9.1 Part 1 of the Standard Conditions are incorporated into this Agrement save as varied by the express terms of this Agreement and where this Agreement conflicts with the Standard Conditions the provisions of this Agreement shall prevail.
9.2 Part 2 of the Standard Conditions shall not apply to this Agreement.
9.3 Conditions 1.3, 1.4, 2.2, 2.3 and 12 shall be deleted.
10. REGISTRATION OF THIS AGREEMENT
10.1 The Purchaser shall be entitled to protect this Agreement by way of unilateral notice or land charge class Civ (as appropriate) only and shall not send or permit to be sent to H.M. Land Registry or to the Land Charges Department a full copy of this Agreement.
10.2 If the Purchaser has protected this Agreement pursuant to paragraph 8.1 and this Agreement either completes (so that no term remains to be implemented) or terminates the Purchaser shall forthwith remove any such entry against MML or its title at H.M. Land Registry or the Land Charges Department.

10.3 The Purchaser agrees that it will register the Transfer as soon as reasonably practicable after the Closing Date but in any event within two months of the Closing Date.
10.4 Where required and promptly provided by the Selling Parties, the Purchaser will submit with its application to register the transfers the Selling Parties’ Form EX1 and/or EX1A together with the appropriate fee which the Selling Parties agree to reimburse within 10 working days of demand and the accompanying documents edited by the Selling Parties provided that this clause shall not prevent the Purchaser from completing and submitting its own forms EX1 and EX1A together with an edited accompanying documents containing the same or different edited information to that of the Selling Parties
10.5 Where the Purchaser is required to disclose unregistered interests pursuant to Rule 28 or 57 of the Land Registration Rules 2003, the Purchaser will send to H.M. Land Registry with its Form DI the Seller’s Form(s) EX1 and EX1A together with the appropriate fee and the accompanying documents edited by the Selling Parties.
Part B
Description of the Property
ALL THAT freehold land known as Unit 3 Commerce Way Lancing registered at HM Land Registry with title absolute under Title Number WSX17055
Particulars Of The Documents

Date	Document	Parties
None
Part C
The Transfer
Please see Exhibit 2
Part D
Lease
LEASE
DATED                                                                2006
PARTICULARS

LANDLORD:	ROCHESTER MEDICAL LIMITED whose registered office is at 21 Wilson Street London EC2M 2TD (Company Number 5779226)

TENANT:	MENTOR MEDICAL LIMITED whose registered office is at 10 Commerce Way Lancing West Sussex BN15 8TA (Company Number 04318120)

PREMISES:	The whole of the Ground floor and part first floor (as shown edged blue on the attached plan) of, Unit 3 Commerce Way Lancing

TERM:	12 months commencing on and including the date hereof (determinable as herein mentioned)

RENT:	[£4.50 psf] per annum exclusive of any Value Added Tax thereon such sum to be payable quarterly in advance on the usual quarter days in every year inclusive of service charge and insurance costs
1. DEFINITIONS AND INTERPRETATION
Definitions
1.1 In this Lease unless the context otherwise requires the terms set out in the Particulars will have the meanings given to them there and the following expressions shall have the following meanings:
Business means the business of the Tenant in the United Kingdom at the date hereof;
Common Parts means the accessways entrances halls staircases passages toilets staff canteen staff common-room IT-room sewers drains pipes watercourses cables and other conducting media plant and equipment and such other parts of the Landlord’s Premises as shall from time to time during the Term be allocated by the Landlord for use or used by the Tenant in common with the Landlord or other occupants of the Landlord’s Premises;
Insured Risks means the usual commercial risks as a reasonable Landlord would from time to time insure against (subject to any excesses exclusions and limitations imposed by the insurers);
Landlord’s Expenses means the costs outgoings and other expenditure paid or incurred by or on behalf of the Landlord from time to time during the Term in connection with the Landlord’s Premises;
Landlord’s Premises means the freehold premises known as Unit 3, Commerce Way, Lancing as registered at the Land Registry under Title Number WSX17055 and any part of such premises;

Premises includes window frames and glass doors and door frames finishes raised floors and suspended ceilings and the voids above and below them light fittings and other Landlord’s fixtures and fittings within the Premises but excluding any part of the main structure foundations roof or exterior of the Landlord’s Premises;
Interpretation
1.2 This Lease shall unless the context otherwise requires be construed on the basis that:
(a)	words importing the masculine gender only shall include the feminine gender and singular shall include the plural and vice versa;

(b)	where the expression the Landlord or the Tenant includes more than one person covenants expressed to be given by such persons are made jointly and severally; and

(c)	where this Lease obliges the Tenant not to do something, the Tenant is also obliged not to permit it to be done by an invitee of the Tenant or any person under the Tenant’s control;
2. DEMISE
In consideration of the Tenant’s covenants contained in this Lease the Landlord DEMISES to the Tenant the Premises TOGETHER WITH the rights set out in Part A of The Schedule EXCEPTED AND RESERVED to the Landlord and to all other persons from time to time entitled to them the rights set out in Part B of The Schedule and SUBJECT TO all covenants rights easements and privileges affecting the Premises including any overriding interests as set out in Schedule 1 or Schedule 3 (as applicable), section 90 and Schedule 12 of the Land Registration Act 2002 TO HOLD the same for the Tenant for the Term PAYING to the Landlord the Rent the first instalment(s) or an appropriate proportion to be paid on the date of this Lease for the period from the date of this Lease to the next rent day after the date of this Lease
3. TENANT’S COVENANTS
The Tenant COVENANTS with the Landlord:
(a)	to pay the Rent and other sums payable under this Lease at the times and in the manner specified in this Lease clear of all deductions set off or counterclaim and (if required) by standing order;

(b)	to pay to the Landlord on demand the Value Added Tax (or any other tax replacing or supplementing the same) which from time to time is or may be chargeable (by reason of an election of the Landlord or otherwise) in respect of the rents reserved by this Lease and any other sums payable under this Lease;

(c)	without prejudice to any other right or remedy of the Landlord if any moneys payable by the Tenant to the Landlord under this Lease shall be paid late to pay on demand to the Landlord interest thereon at a rate equal to three per centum (3%) above the National Westminster Bank plc base rate from time to time such interest to be calculated daily from the date when such moneys were due until the date such moneys are paid to the Landlord (both dates inclusive);

(d)	to bear pay and discharge all water and general rates and other outgoings levies and contributions whatsoever which are now or may during the Term be charged or imposed upon the whole or part of the Premises or upon or payable by the owner or occupier except any payable by the Landlord on the receipt of Rent or a dealing by the Landlord with its interest in the Landlord’s Premises and in the absence of direct assessment on the Premises or the Tenant then so far as the same is not comprised in the Landlord’s Expenses to pay to the Landlord on demand a fair proportion of them (determined by the Landlord acting reasonably);

(e)	to pay for 30% of all electricity gas water and other services (other than telephone) and all charges in respect of the Landlord’s Premises (including in all cases for the avoidance of doubt any taxes chargeable on such amounts) and to observe all regulations and requirements of the supply authorities;

(f)	to pay for all telephone charges attributable to the Tenant or persons under its control or invitees (including in all cases for the avoidance of doubt any taxes chargeable on such amounts) and to observe all regulations and requirements of the supply authorities;

(g)	if the Premises are destroyed by an Insured Risk to pay any applicable excess and any amounts that shall not be recovered from the insurers by reason of the act or default of the Tenant or a person under its control or any invitee;

(h)	to keep the Premises in a clean and tidy and tenantable condition and at the expiration or sooner determination of the Term to yield up the Premises with vacant possession in no worse state than as at the date of this Lease as evidenced by a schedule of condition attached hereto (damage by Insured Risks excepted save to the extent any amount is not recoverable by reason of the act or default of the Tenant or persons under its control or its invitees);

(i)	not to make any alterations or additions to the Premises without the consent of the Landlord (such consent not to be unreasonably withheld or delayed) and to remove any alterations making good any damage caused at the expiry of the Term or (in the case of unauthorised alterations) on demand to the Landlord’s reasonable satisfaction;

(j)	not to hold on trust for another charge assign underlet or otherwise part with or share possession or part with or share occupation of the whole or part of the Premises except that the Tenant may share occupation with another company in its group (within the meaning of section 42 of the Landlord and Tenant Act 1954) provided that the Landlord is notified in writing as soon as reasonably practicable after such sharing of occupation has commenced;

(k)	from time to time during and at the expiry of the Term to make good to the reasonable satisfaction of the Landlord all physical damage to the Premises which may be caused or occasioned by the removal of any of the Tenant’s IT systems trade fixtures or fittings or alterations from the Premises or otherwise;

(l)	to comply with all statutory requirements (including planning legislation) and requirements of the insurers and supply authorities and not to apply for or implement any planning permission nor to invalidate any insurance policy or do any thing which would increase the insurance premiums;

(m)	to permit the Landlord and all persons authorised by it to enter the Premises for the purposes set out in Part B of The Schedule ;

(n)	to give a copy to the Landlord as soon as practicable of any notice received by the Tenant relating to the Premises or its use;

(o)	to perform and observe all the covenants conditions and provisions affecting the Landlord’s Premises including the matters referred to in title number WSX17055 insofar as they relate to the Premises are still subsisting and are capable of being enforced;

(p)	to indemnify and keep indemnified the Landlord against all actions proceedings claims costs expenses and demands in consequence of or arising out of the breach of any of the Tenant’s covenants in this Lease; and

(q)	to use the Premises only in connection with the Business
4. LANDLORD’S COVENANTS
The Landlord COVENANTS with the Tenant:
(a)	that the Tenant paying the rents reserved by this Lease and performing and observing the covenants conditions and agreements on the part of the Tenant contained in this Lease shall peaceably hold and enjoy the Premises without any interruption by the Landlord or any person lawfully claiming through under or in trust for the Landlord;

(b)	to use reasonable endeavours to keep the Common Parts in tenantable condition and service media in working order;

(c)	to insure the Landlord’s Premises against the Insured Risks for the full cost of reinstatement thereof;

(d)	to reinstate the Landlord’s Premises in a good and workmanlike manner as soon as reasonably practicable following receipt of all insurance monies for such damage or destruction by an Insured Risk save where all or part of the insurance monies are not recoverable by reason of an act default or omission of the Tenant or persons under its control or invitees in which event the Tenant shall pay to the Landlord such unrecoverable insurance monies on written demand.

5. PROVISOS
5.1 This Lease is made on the condition that if:
(a)	the rents or any other sum due under this Lease shall be in arrear for 21 days (whether formally demanded or not); or

(b)	the Tenant shall fail to observe or perform any of its material covenants or conditions in this Lease; or

(c)	the Tenant goes into liquidation or an administrator or a receiver (including any administrative receiver) is appointed over the whole or part of the property assets or undertaking of the Tenant; or

(d)	the Tenant is struck off the Register of Companies or is dissolved or otherwise ceases to exist under the laws of the country or state of its incorporation;
the Landlord may forfeit this Lease but without prejudice to any other remedy of the Landlord in respect of any antecedent breach of any of the covenants or conditions contained in this Lease.
5.2 Nothing in this Lease shall operate expressly or impliedly to confer upon or grant to the Tenant any easement right or privilege other than those expressly granted by this Lease.
5.3 If the Tenant wishes to determine this Lease and shall give to the Landlord not less than one month’s notice in writing expiring at any time during the Term then upon the expiry of such notice the Term shall immediately cease and determine but without prejudice to the respective rights of either party in respect of any antecedent claim or breach of covenant.
5.4 Nothing in this Lease shall imply or be deemed to be a warranty that the use of the Premises for the purposes specified in clause 3(5) is or may be in accordance with planning legislation now or from time to time in force.
6. EXCLUSION OF SECTIONS 24-28 LANDLORD AND TENANT ACT 1954
6.1 The Tenant hereby confirms that before it became contractually bound to enter into the tenancy created by this Lease:
(a)	The Landlord served on the Tenant a notice dated 2006 in relation to the tenancy created by this Lease (the Notice) in a form complying with the requirements of Schedule 1 to the Regulatory Reform (Business Tenancies) (England and Wales) Order 2003 (the Order).

(b)	The Tenant, or a person duly authorised by the Tenant, in relation to the Notice made a statutory declaration (the Declaration) dated 2006 in a form complying with the requirements of Schedule 2 of the Order.

6.2 The Tenant further confirms that, where the Declaration was made by a person other than the Tenant, the declarant was duly authorised by the Tenant to make the Declaration on the Tenant’s behalf.
6.3 The Landlord and the Tenant agree to exclude the provisions of section 24 to 28 (inclusive) of the Landlord and Tenant Act 1954 in relation to the tenancy created by this Lease.
7. RECORD OF NEW TENANCY
The tenancy created by this Lease is a new tenancy within the meaning of section 1(3) of the Landlord and Tenant (Covenants) Act 1995.
8. THIRD PARTY RIGHTS
A person who is not a party to this Lease shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.
EXECUTED AS A DEED and delivered on the date inserted on page 1

SCHEDULE 13
PART A
RIGHTS GRANTED
The following rights (in common with the Landlord and all other persons now or hereafter granted the like rights):
1. Access to and egress from the Premises on foot only and during such hours as the Landlord (acting reasonably) shall determine over such parts of the Common Parts (and if appropriate for escape in case of emergency over other parts of the Landlord’s Premises) as the Landlord shall from time to time notify to the Tenant
2. To use half of the car parking spaces in the car park of and any service area within the Landlord’s Premises from time to time designated by the Landlord.
3. To use such service media as serve the Premises as are necessary for its use and enjoyment or as shall from time to time be designated by the Landlord.
4. To use such toilets at the Landlord’s Premises as the Landlord shall reasonably designate.
5. To use the staff canteen common-room and IT-room during usual business hours.
PART B
EXCEPTIONS AND RESERVATIONS
1. The free and uninterrupted passage of water electricity soil telecommunications and other services through service media appliances and apparatus now or hereafter in on or passing through the Premises.
2. At all reasonable times upon reasonable notice (where practicable) with or without workmen the right to enter and remain upon the Premises with all necessary tools appliances and materials (the person so entering making good all physical damage done thereby to the Premises) for the purpose of any matter or thing connected with the management maintenance alteration repair or renewal of the Landlord’s Premises or any fixture and fittings or service media from time to time therein or any adjoining or neighbouring property or for any other purpose mentioned in this Lease.
3. The right in case of fire or other emergency to pass and repass through and over the Premises.

EXECUTED as a DEED	)
by ROCHESTER MEDICAL LIMITED	)
acting by two directors/a	)
director and the secretary:	)

EXECUTED as a DEED	)
by MENTOR MEDICAL LIMITED	)
acting by two directors/a	)
director and the secretary:	)

SIGNED by	)	Name:

on behalf of	)
COLOPLAST A/S	)	Signature:

SIGNED by	)	Name:

on behalf of	)
COLOPLAST LIMITED	)	Signature:

SIGNED by	)	Name:

on behalf of	)
MENTOR MEDICAL LIMITED	)	Signature:

SIGNED by	)	Name

on behalf of	)
ROCHESTER MEDICAL	)
CORPORATION	)	Signature

SIGNED by	)	Name

on behalf of	)
ROCHESTER MEDICAL	)
LIMITED	)	Signature